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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Amendment No. 2
Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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Filed by a Party other than the Registrant   ☐

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☐	Definitive Proxy Statement
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CITIZENS BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:

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CITIZENS BANCORP
Post Office Box 30
275 Southwest Third Street
Corvallis, Oregon 97339
(541) 752-5161
NOTICE OF 2007 SPECIAL MEETING OF SHAREHOLDERS
To Be Held on December 4, 2007
          NOTICE IS HEREBY GIVEN that the 2007 Special Meeting of Shareholders (the “Special Meeting”) of Citizens Bancorp (“Citizens” or the “Company”) will be held on December 4, 2007, at 7:00 p.m., Pacific Time, at the main office of the Company at 275 Southwest Third Street, Corvallis, Oregon.
          The Special Meeting is for the purpose of considering and voting upon the following matters:
1.	To approve an amendment to the Company’s Articles of Incorporation which will authorize 500,000 shares of a new Series A Preferred Stock;

2.	To approve an amendment to the Articles of Incorporation under which (i) shareholders holding fewer than 250 shares of common stock will receive cash at the rate of $23.50 per share; and (ii) shareholders holding between 250 and 2,499 shares will receive Series A Preferred Stock on a one share of common stock for one share of preferred stock basis (the “Reclassification”); and

3.	To transact such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be considered at the Special Meeting.
          Each amendment to the Articles of Incorporation will be voted on separately at the Special Meeting; however the effectiveness of the each is conditioned upon the passage of both, and neither proposal will be effective without the passage of both. The Board of Directors has established September 12, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. If there are insufficient shares present in person or by proxy to constitute a quorum at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies.
     The Board of Directors has carefully considered the terms of the Reclassification, and believes that it is fair to, and in the best interests of, the Company and its stockholders. The Board of Directors has unanimously approved this transaction and recommends that you vote FOR the approval of the amendments to the Company’s Articles of Incorporation.
     Stockholders who are to receive cash or preferred stock are entitled to dissenters’ rights under Oregon law. Citizens believes the fair value of its common stock for dissenters’ rights purposes is $23.50 per share. In order to perfect dissenters’ rights, you must comply in full with the requirements of Oregon law as set forth in Appendix B to the Proxy Statement.
     A form of proxy is enclosed to enable you to vote your shares at the Special Meeting. Your vote is very important. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience.
By Order of the Board of Directors
/s/ Lark E. Wysham, Corporate Secretary
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE AMENDMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT, AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CITIZENS BANCORP
PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
To Be Held On December 4, 2007
GENERAL INFORMATION
          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Bancorp (“Citizens” or the “Company”) to be voted at a special meeting of Citizens’ shareholders to be held at the Company’s principal office at 275 Southwest Third Street, Corvallis, Oregon at 7:00 p.m., Pacific Standard Time, on December 4, 2007 (the “Special Meeting”).
          The Board of Directors of Citizens is soliciting your vote to approve two proposed amendments to Citizens’ Articles of Incorporation, consisting of new Articles XI and XII (collectively, the “Amended Articles of Incorporation”), providing for the creation of a new class of preferred stock entitled “Series A Preferred Stock,” the reclassification of certain shares of the Company’s common stock into Series A Preferred Stock, and the exchange of certain shares for cash. Because each proposed amendment will be effected only if both amendments are approved, we are referring to the transactions contemplated by all of the amendments collectively as the “Reclassification.” Because Securities and Exchange Commission (“SEC”) rules classify our proposal as a “Rule 13e-3 Transaction,” we will sometimes use that term in referring to the Reclassification.
          The Reclassification will let us reduce our number of common shareholders of record to below 300, which will allow us to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Citizens Board of Directors (“Board”) has determined that it is in the best interests of Citizens and its shareholders to effect the Reclassification, because Citizens will realize significant cost savings as a result of the termination of its reporting obligations under the Exchange Act. The Board believes these cost savings and the other benefits of deregistration described below outweigh the loss of the benefits of registration to our shareholders, such as a reduction in publicly available information about the Company and the elimination of certain corporate governance safeguards resulting from the Sarbanes-Oxley Act.
          In the Reclassification, shareholders who are the record holders of fewer than 2,500 shares of Citizens common stock will receive one share of Citizens Series A Preferred Stock for each share of common stock they own. Shareholders who are the record holders of less than 250 shares of Citizens common stock will receive cash for their shares at the rate of $23.50 per share. The share exchange and cash payments will be made on the “Effective Date,” which is the date we file the Amended Articles of Incorporation with the Oregon Secretary of State. We anticipate that the Effective Date will be a date promptly after December 4, 2007, the date of the Special Meeting.
          Shareholders owning the new class of Series A Preferred Stock will not have the same rights and entitlements as those stockholders owning Citizens common stock. There will be no voting rights associated with the Series A Preferred Stock except (i) as required by law or (ii) upon the merger, acquisition or sale of the Company stock or assets, which requires approval of the holders of the common stock. In addition, the Company will not be able to award any dividend to common shareholders without also paying a dividend of no less than 7% more than the dividend payable to the holders of common stock. The Series A Preferred Stock contains transfer restrictions designed to limit increases in the number of preferred shareholders of record. Upon a change in control of Citizens, all shares of Series A Preferred Stock shall automatically convert to shares of common stock on a one share for one share ratio. A “Change of Control” is any merger, acquisition of all of the capital stock of, or other business combination involving the Company (other than with an entity 50% or more of which is controlled by, or is under common control with, the Company), (i) in which the Company is not the surviving entity, (ii) in which the Company survives the transaction as a subsidiary of another entity, (iii) which involves any sale of all or substantially all of the assets of the Company or (iv) in which the Company’s shareholders immediately prior to the transaction will hold less than 50% of the equity ownership or voting rights of the surviving entity after the transaction. In addition to the foregoing, holders of Series A Preferred Stock will lose any benefit associated with having registered shares.

          Each shareholder owning less than 2,500 shares of common stock on the record date is also entitled to dissent and obtain the fair value of his or her shares as of the Effective Date. Dissenting shareholders must deliver a written notice of their intent to demand payment if the Reclassification is effectuated, and may not vote in favor of the proposals. After the shareholder approval, and assuming the dissenting shareholder has otherwise complied with the applicable legal requirements, the dissenting holder must demand payment and turn in his or her certificates in accordance with the notice from Citizens, which will be mailed to dissenting shareholders following the Special Meeting. The Company will then pay such dissenting shareholders an amount equal to the Company’s estimate as to the fair value of the stock as of the Effective Date, plus interest, which can be challenged and, if so desired by the dissenting shareholder, be subject to a court proceeding.
          The foregoing is only a summary of the rights of dissenting stockholders under the Oregon Business Corporation Act, Oregon Revised Statutes Sections 60.551 et seq., and each stockholder should carefully review the further discussion and qualifications under the heading “Exercise and Perfection of Dissenters’ Rights” herein, as well as statutory sections attached hereto as Appendix B, and consult with their own counsel.
     In connection with the Reclassification, each record shareholder:
•	Holding 2,500 or more shares of the Company’s common stock at the Effective Date of the Reclassification, as determined by the Board of Directors, will retain the same number of common shares as owned prior to the Reclassification and receive no consideration with respect to the Reclassification; or

•	Holding fewer than 2,500 shares, but 250 or more shares, of the Company’s common at the Effective Date of the Reclassification, as determined by the Board of Directors, will be issued new shares of Citizens Series A Preferred Stock in exchange for all shares of Citizens common stock owned by such record shareholder on a one share of preferred stock for one share of common stock basis, and all shares of common stock held by such shareholder prior to the Effective Date of the Reclassification will be cancelled; or

•	Holding fewer than 250 shares of the Company’s common at the Effective Date of the Reclassification, as determined by the Board of Directors, will receive cash in exchange for all shares of Citizens common stock owned by such record shareholder on the basis of $23.50 per share, and all shares of common stock held by such shareholder prior to the Effective Date of the Reclassification will be cancelled.
          The Company’s Board of Director’s basis in determining the number of shares held of record by all of the stockholders will be consistent with the Company’s stock records maintained in the ordinary course of business.
          After the Reclassification transaction, Citizens anticipates it will have approximately 239 record stockholders owning 4,246,683 shares of common stock and approximately 412 record stockholders owning 380,814 shares of preferred stock. Once the Company has fewer than 300 common shareholders of record, we intend to deregister the Company’s common stock with the Securities and Exchange Commission (the “SEC”) so that Citizens will no longer be subject to the periodic reporting and related requirements mandated by the “Exchange Act” that are applicable to public companies. Because fewer than 500 record shareholders will be holding shares of Series A Preferred Stock after the Reclassification, the Company does not intend to register that class of stock with the SEC under the Exchange Act.
          Once the Company deregisters as a SEC reporting company, we will no longer file current and periodic reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will also no longer be subject to the proxy requirements of the Exchange Act. In addition, following deregistration, our directors, executive officers and persons owning more than 10% of our outstanding shares will no longer be subject to the reporting and short-swing trading requirements of Section 16 of the Exchange Act. No shareholder will receive any consideration in exchange for approving the Reclassification and the subsequent deregistration from SEC reporting requirements, except for those shareholders who will receive cash; however, we anticipate that the cost savings of no longer being a SEC reporting company will ultimately benefit the Company, and as a result, its remaining shareholders.

          The Reclassification cannot occur unless the holders of more than a simple majority of the issued and outstanding shares of Citizens common stock approve each proposed amendment to our Articles of Incorporation.
            The Board of Directors has determined that the Rule 13e-3 transaction is fair to the Company’s unaffiliated shareholders, and has approved each proposed amendment contained in the Amended Articles of Incorporation. Our current directors and executive officers beneficially own approximately 16.74% of our issued and outstanding shares of common stock, and have indicated that they intend to vote their shares in favor of each of the proposed amendments. In addition, members of the Gene N. Thompson family, which beneficially own approximately 22.24% of our issued and outstanding shares of common stock, have indicated that they intend to vote for the Reclassification. The Gene N. Thompson family includes Eric C. Thompson, a current director.
          This document provides you with detailed information about the proposed Reclassification. Please see “Additional Information Available About Citizens” on page ___for additional information about Citizens on file with the Securities and Exchange Commission.
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED AMENDMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION DISCLOSED IN THIS PROXY STATEMENT. ANY REFERENCE TO THE CONTRARY IS A CRIMINAL OFFENSE.
          THE DATE OF THIS PROXY STATEMENT IS NOVEMBER ___, 2007. WE FIRST MAILED THIS PROXY STATEMENT TO OUR SHAREHOLDERS ON OR ABOUT NOVEMBER ___, 2007.

SUMMARY TERM SHEET
          This summary of terms, as well as the questions and answers that follow, highlights selected information about the proposed Reclassification and amendments to our Articles of Incorporation included elsewhere in this Proxy Statement. This is a summary of the more detailed information appearing or incorporated by reference elsewhere in this Proxy Statement. We encourage you to read the entire Proxy Statement, as well as any information that has been incorporated by reference, before you vote at the Special Meeting. All references to “Citizens”, the “Company”, “we”, “us”, “our”, and “ours” refer to Citizens Bancorp and its subsidiary, Citizens Bank.
•	If adopted by the Company’s stockholders, the Amended Articles of Incorporation will authorize the issuance of up to 500,000 shares of Series A Preferred Stock. Holders of Series A Preferred Stock will not be entitled to voting rights, but will receive a dividend premium and preference of 7% over dividends payable to common shareholders. All shares of Series A Preferred Stock will automatically be converted to common stock upon a change of control event, as defined in the Amended Articles. (See pages ___.)

•	Each holder of record of 2,500 or more shares of Company common stock immediately prior to the Effective Date will retain the same number of shares of common stock, and such record holder will not receive any consideration as a result of this transaction or have his stock holdings affected as a result of the Reclassification. (See pages ___.)

•	Each holder of record of fewer than 2,500 but at least 250 shares of Company common stock immediately prior to the Effective Date will have their shares of common stock cancelled, and in exchange will receive one (1) share of Series A Preferred Stock for each share of common stock owned of record by such shareholder immediately prior to the Effective Date. As a result, such shareholders will no longer be common shareholders of record after the Effective Date, and will receive no additional consideration other than the receipt of the Series A Preferred Stock. (See pages ___.)

•	Those shareholders owning fewer than 250 shares of Company common stock immediately prior to the Effective Date will have their shares of common stock cancelled, and in exchange will receive $23.50 per share in cash. (See pages ___.)

•	All stock certificates for Company common stock held by those shareholders owning fewer than 2,500 shares of Company common stock immediately prior to the Effective Date will be cancelled and must be returned to the Company. After the Amended Articles have been filed with the Oregon Secretary of State, Citizens will send those stockholders whose common shares are being converted to Series A Preferred Stock, or into the right to receive cash for their shares, transmittal materials that will inform those stockholders how to receive proof of their Series A Preferred Stock or the cash to which they are entitled. (See pages ___.

•	Citizens will use a book entry method for the preferred stock. No new certificates will be sent to holders of Series A Preferred Stock in exchange for their shares of common stock. Instead, preferred stock shareholders will receive periodic statements showing each shareholders’ holdings of Series A Preferred Stock. (See pages ___.)

•	The purpose of the Reclassification is to reduce the number of Company common shareholders to below 300 so that we may deregister our common stock under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board’s primary reason for deregistration is the estimated annual costs savings to the Company. On a per share basis, based on aggregate annual savings of $171,500, we expect to realize annual savings of $.04 per current outstanding share. If we deregister, we will not be governed by Sarbanes-Oxley Act of 2002 as applicable to public companies. We also will no longer file periodic reports with the SEC, including annual and quarterly reports on Form 10-K and Form 10-Q, nor will we be subject to the SEC’s proxy rules. However, we currently intend to provide our stockholders with annual audited financial statements. Other reasons for, and anticipated consequences of, the Recapitalization are discussed in this Proxy Statement (See pages ___.)

•	After the Reclassification, there will be restrictions on the transfer of Series A Preferred Stock, and the number of outstanding shares of common stock available for purchase will be reduced from 4,671,425 to 4,246,683. Further, only approximately 380,814 shares of Series A Preferred Stock will be outstanding after the Reclassification. (See page ___.)

•	We expect that the market for our common stock will continue to be as thinly traded after the Reclassification as it was before the Reclassification. Citizens cannot predict whether the Reclassification will have a material impact on the trading market for its common stock, as opposed to the new class of preferred stock. Its common stock is already thinly traded, and is not listed on an exchange, and after the Reclassification we expect it to remain thinly traded and unlisted. The reduction in outstanding shares from 4,671,425 to 4,246,683, about 9%, therefore may or may not make a meaningful difference in actual liquidity, although it is reasonable to expect at least a slight reduction in liquidity. See Page ___.)

•	We expect that the market for our Series A Preferred Stock will be significantly less active and liquid than the market for our common stock. This is because of the restrictions on the transfer of the Series A Preferred Stock, and the relatively few shares of such stock that will be outstanding. This limitation in liquidity is a factor that, taken alone, could decrease the market value of the Series A Preferred Stock. (See page ___.)

•	Those shareholders who will receive cash will recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their shares. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of common stock which are cashed out. These stockholders should consult their personal tax advisors for a full understanding of their tax consequences resulting from the Reclassification and sale of such stock. (See pages ___.)

•	The Board of Directors has determined the Reclassification, as well as the cash price to be paid to those shareholders owning fewer than 250 shares, to be fair to the Company’s unaffiliated stockholders. Our directors separately considered the fairness of the Reclassification as to those shareholders who will receive Series A Preferred Stock or cash, as well as those shareholders who will retain their shares of common stock after the Effective Date. (See pages —.)

•	Southard Financial, an independent financial advisor to the Board of Directors, has delivered to the Board its written opinion issued effective September 8, 2007 (as revised and reissued effective October 18, 2007), which states that the Reclassification is fair, from a financial point of view, to all Company stockholders. This fairness opinion was one of the factors considered by our Board in approving the Reclassification. A copy of the fairness opinion is attached as Appendix C to this Proxy Statement. The fairness opinion is based upon and subject to the various assumptions and limitations described therein. Please read the fairness opinion in its entirety. (See pages —.)

•	Stockholders who will receive Series A Preferred Stock or cash in connection with the Reclassification will have dissenters’ rights under the Oregon Business Corporation Act, the provisions of which are attached to this Proxy Statement as Appendix B. Citizens believes the fair value of its common stock for dissenters’ rights purposes is $23.50 per share. (See pages —.)

•	The Reclassification will not be effective unless and until our shareholders approve the proposed Amended Articles. We have set the Special Meeting of Shareholders for December 4, 2007, and we anticipate that the Amended Articles will be filed with the Oregon Secretary of State promptly after the Special Meeting. (See pages ___.)

•	Upon the approval of the Reclassification, we estimate that approximately 380,814 shares of Company common stock will be converted to Series A Preferred Stock, which will directly affect the stock holdings of approximately 412 shareholders of record. We also estimate that approximately 43,929 shares of Company common stock, held be approximately 675 shareholders, will be redeemed for cash. The Company will pay approximately $1,032,322 to cash out these shareholders. In addition, we estimate that we will incur approximately $42,400 in transaction costs related to the Reclassification. We intend to pay for the redeemed shares, as well as the expenses of the Reclassification, from current cash and liquid assets. Citizens will remain well-capitalized after the transaction. On August 31, 2007, the Company had approximately $363 million in cash and cash equivalents and $49.2 million in the form of stockholders’ equity. (See pages —.)

•	You may either vote in person at the Special Meeting or by using the enclosed proxy card. If voting by proxy, you should specify your vote with regard to the Reclassification on the enclosed proxy card. All properly executed proxies delivered to the Company in time will be voted at the Special Meeting. You may revoke your proxy at any time before it is voted at the Special Meeting by giving written notice to the Secretary of the Company, executing and delivering to the Secretary of the Company a proxy card bearing a later date, or voting in person at the Special Meeting. Any executed, but unmarked, proxies will be voted for the Reclassification. (See pages —.)

•	The Board of Directors believes that the Reclassification is in the best interests of the Company and its shareholders and has unanimously approved the Amended Articles. The Board recommends that shareholders vote “FOR” the approval of each of the proposed amendments to the Articles of Incorporation and, as a result, the approval of the Reclassification. (See pages ___.)
CERTAIN STATEMENTS
          Citizens has made certain statements in this Proxy Statement, including statements with respect to future earnings, dividends, operating and financing costs, growth and performance. Although Citizens believes that the expectations and assumptions reflected in these statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from such statements: market demand and prices for financial services, competition in the banking and financial services industry; the effect of any business or industry restructuring; the profitability of Citizens and its subsidiaries; accounting requirements or new interpretations or applications of existing requirements; new technologies; political, regulatory and economic conditions in Citizens’ market areas; interest rates; and the commitments and liabilities of Citizens and its subsidiaries.

QUESTIONS AND ANSWERS
          The questions and answers below are a summary of items described in this Proxy Statement. To fully understand the Reclassification, you are encouraged to read carefully the entire Proxy Statement.
Why did you send me this Proxy Statement?
          We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your votes for use at our special meeting of shareholders to consider proposals relating to the reclassification of a portion of our shares. This Proxy Statement summarizes information that you need to know in order to cast an informed vote at the meeting.
          We first sent this Proxy Statement, notice of the special meeting and the enclosed proxy card on or about November ___, 2007 to all shareholders entitled to vote. The record date for those entitled to vote is September 12, 2007. On that date, there were 4,671,425 shares of our common stock outstanding held by approximately 1,326 shareholders of record. Shareholders are entitled to one vote for each share of common stock held as of the record date.
What is the time and place of the Special Meeting?
          The special meeting will be held on December 4, 2007, at 7:00 p.m., Pacific Standard Time, at the Citizens Bank main office in Corvallis, 275 Southwest Third Street, Corvallis, Oregon 97339.
What am I being asked to vote on at the Special Meeting?
          You are being asked to approve two amendments to our Articles of Incorporation to effect the Reclassification. The first amendment authorizes the issuance of up to 500,000 shares of Series A Preferred Stock. The second amendment authorizes the conversion of shares of common stock held by stockholders owning less than 2,500 common shares to shares of the Series A Preferred stock on a one-for-one basis, plus the payment of cash at the rate of $23.50 per share for common stockholders owning fewer than 250 shares. The authorization of the new class of shares, and the conversion and payment of cash, will be voted on separately at the Special Meeting. The effectiveness of one is conditioned upon the approval of the other.
Who may be present at the Special Meeting, and who may vote?
          All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of September 12, 2007 may cast their votes in person or by proxy at the special meeting.
Do I need to be present at the Special Meeting?
          No. You do not have to attend the Special Meeting to vote your shares of common stock. You may sign and return the enclosed proxy card to vote your shares.
What vote is required to approve the Reclassification?
          Each proposal to approve the Reclassification must receive the affirmative vote of the holders of at least a majority of the shares of Citizens common stock issued and outstanding as of September 12, 2007, the record date for the Special Meeting. If you do not vote your shares, either in person or by proxy, or if you abstain from voting, it has the same effect as a vote against the transaction. In addition, if you do not instruct your broker on how to vote on the transaction, your broker will not be able to vote for you. This will have the same effect as a vote against the transaction. The net aggregate number of shares held by our directors, officers and the Thompson family total 1,269,071, or 27.17% of our total issued and outstanding shares, all which will be voted in favor of the Reclassification.

What does the Board of Directors recommend regarding the Reclassification?
          Our Board of Directors has determined that the Reclassification is advisable and in the best interests of Citizens, and is fair to our unaffiliated shareholders, including those retaining their common stock, those receiving Series A Preferred Stock, and those receiving cash. Our Board of Directors has therefore approved the Reclassification and recommends that you vote “FOR” approval of each of the proposed amendments to our Articles of Incorporation.
What do I need to do now?
          Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting. If you wish to exercise dissenters’ rights, see page ___below and Appendix B attached hereto.
May I change my vote after I mail in my signed proxy?
          Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting, or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.
Why has the Board of Directors chosen this course of action?
          The Board of Directors has approved the Reclassification in order to reduce the number of stockholders owning the Company’s common stock. After the Reclassification, we anticipate that the number of stockholders owning common stock will be less than 300, and we intend to deregister our common stock under the Securities Exchange Act. The Series A Preferred Stock will not be registered under the Exchange Act. As a result, we will no longer be subject to the SEC’s periodic reporting requirements, including annual reports on 10-K, quarterly reports on 10-Q and disclosures on Form 8-K, or its proxy rules and regulations. Officers, directors and large shareholders will no longer have to file Section 16 reports when they buy or sell stock or enter into other applicable transactions. In addition, we will not be subject to additional reporting and audit requirements adopted under the Sarbanes-Oxley Act with respect to public companies. We estimate that this will result in estimated costs savings of approximately $376,500 on an annual basis for the Company and will allow management to better focus on other business opportunities.
Will the Company remain a public company after the completion of the Reclassification?
          No. We estimate that the Reclassification will result in the number of our record common stockholders falling below 300, and we intend to terminate the registration of our common stock under the Exchange Act.
What is “going private?”
          The term “going private” is used within this Proxy Statement to mean the Reclassification and subsequent transformation of the Company from a public reporting company filing detailed, periodic reports under the Exchange Act to an entity with less than 300 record holders of common stock and less than 500 of the newly issued Series A Preferred Stock, such that the Company is no longer subject to those Exchange Act reporting requirements.
Why did the Board elect to convert some common shares to preferred stock and cash?
          After the Board determined it was in the best interests for the Company to pursue deregistration, it attempted to select a transaction format most beneficial to all Company shareholders. The proposed Reclassification allows shareholders owning at least 250 common shares to remain equity owners in the Company.

How will my shares be voted if the are held in “street name”?
          Following the directions that your broker will mail to you, you may instruct your broker how to vote your shares. If you do not provide any instructions to your broker, your shares will not be voted on the proposals described in this Proxy Statement.
Will my shares held in “street name” or some other form of record ownership be combined for voting purposes with shares I hold of record?
          No. Because any shares you may hold in street name will be deemed to be held by a different shareholder from any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust, or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.
When will the Reclassification be effective, and when will preferred stock and cash be sent?
          The Reclassification becomes effective on the date on which Citizens files its Amended Articles of Incorporation, which will anticipate will occur promptly after December 4, 2007. Shareholders who own fewer than 2,500 shares of common stock as of the date of filing of the Amended Articles of Incorporation will receive Series A Preferred Stock thereafter, and shareholders who own fewer than 250 shares of common stock as of the filing date will receive cash at the rate of $23.50 per share. After the filing of the Amended Articles of Incorporation, if you at that time own less than 2,500 shares of common stock, we will mail you instructions on how to exchange your Citizens common stock certificate(s) for Series A Preferred Stock, or cash, as the case may be. After you sign the forms provided and return your stock certificate(s), we will send you your statement showing your Preferred Stock holdings, or we will send you cash if you are entitled to receive cash under the Reclassification.
Will the common shareholders owning 2,500 or more shares prior to the effective date receive any transmittal materials after the effective date?
          No. Shareholders owning 2,500 or more shares immediately prior to the Effective Date will not be converting or changing their record stockholdings in the Company solely as a result of the Reclassification, and will not be receiving any cash, stock or other consideration as a result of the transaction.
How will the Company pay for the purchase of stock held by shareholders owning less than 250 shares?
          The Company will pay for shares held by shareholders owning less than 250 shares out of its cash and liquid assets. The Company does not anticipate borrowing any funds to pay for such shares.
If I am to receive preferred stock, will I get a new stock certificate?
          No. Citizens intends to keep track of Series A Preferred Stock through a book-entry method. No new certificates will be sent to holders of preferred stock. Instead, shareholders will receive periodic statements showing each shareholders’ holdings of Series A Preferred Stock.
If I can’t find my stock certificate, how will I get preferred stock or cash?
          The materials we will send you will include an affidavit that you will need to sign attesting to the loss of your certificate.

Who will have dissenter’s rights in connection with the Reclassification?
          Shareholders whose shares will be reclassified as Series A Preferred Stock, and shareholders who will receive cash for their shares in the Reclassification, have dissenters’ rights. Citizens believes the fair value of its common stock for dissenters’ rights purposes is $23.50 per share. Shareholders who will retain their holdings of common stock after the Reclassification do not have dissenters’ rights. See page ___and Appendix B for additional information.
May I buy additional shares of common stock in order to remain a common stockholder of Citizens and avoid having my shares converted to Series A Preferred Stock or purchased?
          Shareholders of Citizens common stock who may wish to increase their holdings because of the proposed Reclassification have the right to purchase additional shares of common stock in the open market prior to the date the Company files the Amended Articles. However, because the market for Citizens common stock is not liquid, there can be no assurance that all shareholders who wish to acquire more shares will be able to find willing sellers of shares prior to the Effective Date. Shareholders desiring to purchase shares may not find shares available for sale at prices desired by potential purchasers, or may not find any shares available for sale at all. It is therefore possible, and perhaps likely, that many shareholders holding fewer than 2,500 shares will be unable to increase their holdings to the 2,500 share threshold prior to the Effective Date, and will therefore have their shares reclassified into Series A Preferred Stock.
Should I send in my share certificates now?
          No. After the Effective Date, the Company will send those shareholders owning less than 2,500 shares of common stock prior to the Effective Date written transmittal materials for surrendering their stock certificates. Shareholders owning 2,500 or more shares of record at the Effective Date will not need to send in their stock certificates.
How will Citizens operate after the transaction?
          After the Reclassification, we expect the Company’s business and operations to continue as they are currently being conducted and, except as disclosed in this Proxy Statement, the Reclassification is not anticipated to have any effect upon the conduct of our business. However, Citizens will deregister its common stock under the Exchange Act and, as a result, will no longer be subject to the reporting and related requirements under the Exchange Act that are applicable to public reporting companies.
What are the federal income tax consequences of the Reclassification?
          Generally, those stockholders who receive Series A Preferred Stock in exchange for their share of common stock should not be subject to federal income taxation solely as a result of the Reclassification. However, those holders of common stock who receive cash will generally be subject to United States federal income taxation, and may be subject to taxation for state and local tax purposes as well. Please consult with your personal tax advisor to determine the federal, state and local tax consequences of the Reclassification to your own particular circumstances. See ““Federal Income Tax Consequences of the Reclassification” for more information regarding the tax consequences of the Reclassification.

What will be the effect of the Reclassification on affiliated stockholders?
          Officers, directors and other affiliated stockholders, insofar as such affiliated stockholders may own less than 2,500 shares of common stock at the Effective Date, will receive Series A Preferred Stock or cash in exchange for their common stock. However, because we expect that none of our affiliated stockholders are likely to own less than 2,500 shares of common stock at the Effective Date, the Reclassification will have no practical effect on such shareholders, except that the total beneficial ownership of Company common stock by affiliated stockholders, as compared to unaffiliated stockholders, will increase very slightly after the Reclassification. In addition, affiliated stockholders will not be subject to the same reporting requirements after the Company deregisters as a reporting company under the Exchange Act.
What if I have questions about the Reclassification or the voting process?
          Please direct any questions about the Reclassification or the voting process to Corporate Secretary, Citizens Bancorp, Post Office Box 30, 275 Southwest Third Avenue, Corvallis, Oregon 97339. Telephone inquiries may be made to Lark E. Wysham, Corporate Secretary, (541) 752-5161.
IMPORTANT NOTICES
          Neither our common stock nor our proposed Series A Preferred Stock, are or will be a deposit or bank account, and are not and will not be insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.
          We have not authorized any person to give any information or to make any representations other than the information and statements included in this Proxy Statement. You should not rely on any other information. The information contained in this Proxy Statement is correct only as of the date of this Proxy Statement, regardless of the date it is delivered or when the Reclassification is effected.
          We will update this Proxy Statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.
          The words “Citizens,” the “Company,” “we,” “our,” and “us,” as used in this Proxy Statement, refer to Citizens Bancorp and its wholly-owned subsidiary, Citizens Bank, collectively, unless the context indicates otherwise.

GENERAL FEATURES OF THE RECLASSIFICATION
          The Amended Articles of Incorporation, in proposed new Articles XI and XII, provide for the reclassification of certain shares of Citizens common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders who are the record holders of fewer than 2,500 shares of Citizens common stock will receive one share of Citizens Series A Preferred Stock for each share of common stock they own. Shareholders who are the record holders of fewer than 250 shares of Citizens common stock will receive cash for their shares at a rate of $23.50 per share.
          The shares of Citizens common stock held by owners of 2,500 or more shares will remain outstanding and will be unaffected by the Reclassification. No cash will be paid to shareholders owning common stock whose shares are exchanged for Series A Preferred Stock. Dissenters’ rights are available, however, and shareholders who exercise those rights as described in this Proxy Statement and in Appendix B will be entitled to receive cash for their shares.
          We selected this structure principally because it allows the holders of a substantial majority of our common stock to retain an equity interest in the Company, while enabling us to reduce our common shareholder base to the extent necessary to permit us to terminate our registration with the SEC.
Terms of Series A Preferred Stock
          We have designated 500,000 shares of stock to be known as Series A Preferred Stock. The terms of the Series A Preferred Stock are principally provide as follows:
          (1) Rank. The Series A Preferred Stock ranks senior to our common stock with respect to dividend rights. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the Board of Directors. The Series A Preferred Stock, like our common stock, is junior to indebtedness issued from time to time by the Company, including notes and debentures.
          (2) Voting Rights. Unlike the common stock, the Series A Preferred Stock will not have voting rights except under very limited circumstances. Except as provided by law, holders of Series A Preferred Stock are entitled to vote only upon proposals for a business combination resulting in the transfer of a majority of our outstanding common stock or of all or substantially all of the Company’s assets (a “Change in Control”) and upon which holders of our common stock are entitled to vote. For those matters on which holders of Series A Preferred Stock are entitled to vote, such holders have the right to one vote for each share held, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. When voting on a proposed Change in Control, the holders of Series A Preferred Stock will vote together with the holders of common stock and not as a separate class.
          (3) Dividend Rights. Holders of Series A Preferred Stock are entitled to a 7% preference in the distribution of dividends, when and if declared and paid by Citizens, so that holders of the Series A Preferred Stock are entitled to receive dividends in an amount not less than 107% of that paid to common shareholders prior to the receipt of dividends by the holders of common stock. Although Citizens has historically paid dividends and intends to continue to do so, provided that our earnings are sufficient to support payment of dividends, we are not required to do so, and we have the right to waive the declaration or payment of dividends. Any dividends waived will not accumulate to future periods and will not represent a contingent liability of Citizens.
          (4) Conversion Rights. The shares of Series A Preferred Stock automatically convert to shares of common stock immediately prior to a Change in Control, with each share of Series A Preferred Stock being convertible into one share of common stock, subject to an antidilution adjustment.
          (5) Liquidation Rights. Holders of Series A Preferred Stock will have the same rights as the holders of common stock in the distribution of assets of Citizens in the event of any liquidation, dissolution or winding-up of Citizens, whether voluntary or involuntary.

          (6) Transfers. Transfers which do not result in a net increase in the number of holders of record of Series A Preferred Stock will be permitted. In cases of the death of a shareholder, the Company will have the right (but not the obligation) to repurchase all of the shares under some circumstances.
          (7) Preemptive Rights. Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock that we may issue in the future.
          (8) Antidilution Adjustments. If the number of our outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the Board of Directors in the number and relative terms of the Series A Preferred Stock.
          (9) Redemption Rights. The Series A Preferred Stock has no redemption feature, and holders of Series A Preferred Stock may not require Citizens to redeem the stock.
Stock Issued in Reliance on Exemption from Registration
          We will issue Series A Preferred Stock without registration under the Securities Act of 1933 in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. We believe that exemption is available for the Reclassification because we are only issuing the Series A Preferred Stock to our holders of common stock, and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the exchange.
Effects of the Reclassification
          If the Reclassification is approved, we expect that:
          *Common shareholders of record will be reduced from approximately 1,326 to below 300;
          *Outstanding shares of Citizens common stock available for purchase and sale will be reduced from 4,671,425 shares to 4,246,683 shares, a reduction of about 9%;
          *Approximately 380,814 shares of Series A Preferred Stock will be issued to approximately 412 shareholders of record in exchange for 380,814 shares of common stock;
          *Approximately 43,929 shares of common stock held by approximately 675 shareholders of record will be purchased for cash at the rate of $23.50 per share, for a total of approximately $1,032,322;
          *We will terminate the registration of Citizens’ common stock under the Securities Exchange Act, so that the Company will no longer be required to file 10-Ks, 10-Qs and other reports with the SEC or be classified as a public company. This will greatly reduce the amount of information that is publicly available about the Company, and will eliminate certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, such as the requirement for an audited report on our internal controls and disclosure requirements relating to our audit committee composition, code of ethics and director nomination process;
          *Our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

          *Citizens will eliminate the direct and indirect costs associated with registration and reporting under the Securities and Exchange Act, which is approximately $171,500 per year, and which we expect would increase over time. On a per share basis, based on aggregate annual savings of $171,500, we expect to realize annual savings of $.04 per current outstanding share.
          *Citizens further estimates saving approximately $205,000 of initial costs in fiscal 2008 associated with implementing the requirements of Section 404 of the Sarbanes-Oxley Act.
Fairness Opinion and Valuation
          In connection with its fairness determination, the Board obtained and adopted a fairness opinion from Southard Financial, an independent valuation firm. A copy of the fairness opinion is attached as Appendix C to this Proxy Statement. Portions of the fairness opinion are discussed and summarized elsewhere in this Proxy Statement. The Southard Financial opinion, issued effective September 8, 2007, and revised and reissued effective October 18, 2007, states that the cash price of $23.50 per share to be paid to shareholders who will be involuntarily cashed out in the Reclassification is fair, from a financial point of view, to such shareholders, and that the exchange of Series A Preferred Stock for common stock to certain shareholders in the Reclassification is fair to such shareholders.
          Southard Financial also prepared for the Board a “Valuation Memorandum – Fair Value Calculations of the Common Stock of Citizens Bancorp, Corvallis, Oregon as of June 30, 2007” that was delivered to the Board on or about August 7, 2007. The Valuation Memorandum will be made available for inspection and copying at the principal executive offices of the Company at 275 SW Third Street, Corvallis, Oregon 97339 during the Company’s regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing. A copy of the Valuation Memorandum will be mailed by the Company to any interested Company stockholder or representative who has been so designated in writing upon written request to the Company.
Effectiveness of the Reclassification
          The Reclassification will not be effected unless and until each of the proposed amendments contained in the Amended Articles of Incorporation is approved by a simple majority of the votes entitled to be cast on the amendment. Assuming the shareholders approve each proposed amendment, Citizens will file its Amended Articles of Incorporation with the Oregon Secretary of State shortly after the date of the Special Meeting. However, notwithstanding shareholder approval, at any time prior to the effective date of the Reclassification, the Board of Directors may abandon the Reclassification without any further shareholder action. If at any time prior to the effective date of the Reclassification the Board determines that (1) the estimated cost of payments to dissenting shareholders or legal expenses makes the Reclassification inadvisable or (2) the number of dissenting shareholders reflects a material negative reaction among a significant portion of the shareholders, the Board may elect to abandon the Reclassification. We anticipate that the Reclassification will be effected in the fourth quarter of 2007, promptly after December 4, 2007.
Conditions and Regulatory Approvals
          Aside from shareholder approval of the Amended Articles of Incorporation, the approval of the Reclassification is not subject to any conditions or regulatory approvals.
Book Entry Accounting for Preferred Stock
          We intend to keep track of Series A Preferred Stock through a book-entry method rather than through the issuance of stock certificates. After the Effective Date, Citizens will request shareholders receiving preferred stock to surrender their stock certificates evidencing their holdings of common stock. No new certificates will be sent to holders of Series A Preferred Stock. Instead, preferred stock shareholders will receive periodic statements showing each shareholders’ holdings of Series A Preferred Stock.

Determination of Shares “Held of Record”
          Because the Securities and Exchange Commission (“SEC”) rules require that we count “record holders” for purposes of determining our reporting obligations, the Reclassification is based on shares held of record without regard to the ultimate control of the shares. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually, as a joint tenant with someone else, as trustee, and in an IRA, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.
Avoiding Reclassification by Consolidation or “Street Name” Ownership
          In view of the SEC’s shareholder-counting rules described above, a single shareholder with 2,500 or more shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold fewer than 2,500 shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing at least 2,500 shares, or acquire additional shares in the market prior to the effective date of the Reclassification. Alternatively, a shareholder who holds fewer than 2,500 shares of common stock may place his or her shares into “street name” with a broker holding at least 2,500 shares of our common stock in such accounts and thereby avoid reclassification of his or her shares.
          The same applies to holders of between 250 and 2,500 shares. A single shareholder with 250 or more shares held in various accounts could receive cash in the Reclassification for all of his or her shares if those accounts individually hold 250 or fewer shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing at least 250 shares, or acquire additional shares in the market prior to the effective date of the Reclassification. Alternatively, a shareholder who holds fewer than 250 shares of common stock may place his or her shares into “street name” with a broker holding at least 250 shares of our common stock in such accounts and thereby avoid the mandatory sale of his or her shares.
          To ensure that the record ownership of the shares will be reflected appropriately on our records on the effective date of the Reclassification, shareholders should initiate any transfers of their shares at least three business days prior to the date of the special meeting, as we intend to effect the Reclassification promptly thereafter and it will take into account only those transfers that have settled by the effective date.
          Based on the information available to the Company as of October 20, 2007, the following brokers held more than 2,500 shares of Citizens common stock as of that date:

Morgan Stanley & Co.	23,241
National Financial Services	74,502
Pershing	15,601
Primevest Financial Services	23,920
Raymond James	7,774
RBC Dain Rauscher	3,938
TD AmeriTrade	3,026
UBS Financial Services	40,957
Wedbush Morgan	4,139
AG Edwards	8,411
Bank of New York	137,902
Charles Schwab	18,666
Citigroup Global Markets	33,750
D. A. Davidson	8,284
Edward D. Jones	44,861
First Clearing	6,393
Smith Barney	41,412

PURPOSE OF THE RECLASSIFICATION
          The primary purpose of the Reclassification is to enable us to terminate our registration with the SEC. We can accomplish this by reducing the number of our holders of common stock to below 300, and assuring that holders of our proposed new class of stock, Series A Preferred Stock, do not total more than 500.
          Although we intend to keep our common and preferred shareholders informed as to our business and financial status after the Reclassification as described below, we anticipate that deregistration will enable us to save significant legal, accounting and administrative costs relating to public disclosure and reporting requirements under the Securities Exchange Act.
          After the Reclassification, we intend to keep our preferred shareholders informed about our business and financial condition by making available financial statements and other information to them in the same manner in which we provide such information to holders of Citizens common stock. Moreover, our business operations are conducted through our banking subsidiary, Citizens Bank, which is required to file quarterly financial reports with the Federal Deposit Insurance Corporation (“FDIC”). These reports are available online at www.fdic.gov. We will continue to obtain consolidated audited financial statements from our independent accounting firm at least annually.
          Although we will still be required to file quarterly financial information with the FDIC and will continue to provide special financial information to our shareholders, as a non-SEC registered company our auditing expenses will decrease, because we and our auditors will not be required to comply with standards prescribed by the SEC and the Public Company Accounting Oversight Board with respect to our audit, and because our auditors will not be required to review the information we would otherwise have to include in periodic SEC reports. Our other reporting processes will also become simplified because we will not be required to comply with disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act. These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, Board of Directors and management team, having these reports reviewed by outside counsel and independent auditors, and, commencing in fiscal 2007 and 2008, documenting, testing and reporting on our internal control structure.
          In particular, we will be exempt from filing special reports on Form 8-K, annual reports on Form10-K, quarterly reports on Form 10-Q, and proxy statements with the SEC. The Form 10-K and proxy statement rules require detailed disclosures regarding executive compensation, corporate governance and management stock ownership that are not required in our financial reports to the FDIC or our audited financial statements. Additionally, we will not be required to include management’s discussion and analysis of our financial results in special reports to shareholders or financial reports to the FDIC. Such disclosures would require that our external auditors perform detailed reviews of management’s discussion and analysis of our financial results to assure consistency with audited financial statements and to ensure compliance with applicable disclosure requirements. In particular, under Section 404 of the Sarbanes-Oxley Act, our external audit fees and legal fees will increase substantially. In the aggregate we anticipate having to incur approximately $205,000 in extra consulting, compensation, accounting and legal expenses, and staff time related to compliance with Section 404 of the Sarbanes-Oxley Act in 2008. Deregistration would also eliminate substantial costs in management time, and legal and accounting fees, related to the preparation, review and filing of periodic reports and proxy statements, which we estimate to be approximately $171,500. The quarterly financial information that we file with the FDIC does not require the review of either our independent accountants or legal counsel.
          After the Reclassification, we will continue to prepare and mail to shareholders a proxy statement and annual report, which will be reviewed by outside counsel and our outside accountants, at an annual estimated cost of $12,500. Our estimate of the annual savings of $171,500 following deregistration does not include this ongoing cost.
          At present, we are required to comply with many of the same complex securities law requirements that apply to large, widely held public companies with substantial compliance resources. Our resources are more limited, and these compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible but nonetheless significant expenditure of management’s time and attention that could otherwise be deployed toward revenue-enhancing activities and other core business matters.

          In summary, our estimated cost of compliance with the Securities Exchange Act and the Sarbanes-Oxley Act is substantial, representing an estimated direct and indirect annual cost to us of approximately $376,500, including the expected effect of Section 404 of the Sarbanes-Oxley Act. Our anticipated cost savings are also summarized under “Reasons for the Reclassification” at page ___.
          As of September 12, 2007, Citizens had approximately 1,326 common shareholders of record. Less than one percent (1%) of our outstanding shares as of that date was held by approximately 675 shareholders. Additionally, of our 1,326 common shareholders, approximately 1,087 shareholders hold fewer than 2,500 shares. These 1,087 shareholders hold in the aggregate approximately 424,742 shares, comprising 9.09% of our outstanding common stock as of September 12, 2007. Our common stock is not traded on any established stock exchange or market. Trading is infrequent, trading volume is low, and the Board of Directors believes there is little likelihood that a more active market will develop in the foreseeable future. However, because we have more than 500 common shareholders of record and our common stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act.
          In light of the limited market for our common stock, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts by the Company to raise additional capital or to acquire other business entities. We believe the Reclassification will provide a more efficient means of using our capital to benefit our shareholders by allowing us to save significant administrative, accounting, and legal expenses incurred in complying with the disclosure, reporting and compliance requirements described above. Moreover, we believe that our limited trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration. Finally, the Reclassification will give the holders of a majority of our shares the opportunity to retain an equity interest in Citizens and therefore to participate in any future growth and earnings of the Company and in any future value received as a result of the sale of the Company.
ALTERNATIVES TO RECLASSIFICATION CONSIDERED
          In making our decision to proceed with the Reclassification, we considered other alternatives to a “going private” transaction. We rejected these alternatives because we believed the Reclassification would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included the following.
Cash-Out Merger
          The Board considered the reorganization of the Company through a merger with a new corporation formed solely to effect a reorganization. In a cash-out merger, shareholders owning 2,500 or fewer shares of Citizens common stock would receive cash equal to the fair value of the common stock in exchange for their shares, and all other shares of Citizens common stock would have remained outstanding. Accordingly, a cash-out merger would not offer the holders of the majority of our shares an opportunity to retain an equity interest in Citizens, to participate in future growth and earnings of the Company, or to benefit from any future value received as a result of the sale of the Company.
Reverse Stock Split
          The Board considered declaring a reverse stock split at various ratios, including a ratio of 500 to 1, with cash payments to shareholders who would hold less than one share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in a forward stock split at the reverse split ratio, or pay cash to shareholders holding any resulting fractional shares. Like the cash-out merger described above, a reverse stock split would not have allowed the holders of a majority of our shares an opportunity to retain an equity interest in our company, and so was rejected for the same reason.

Issuer Tender Offer
          We considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders to result in our common stock being held by a sufficiently fewer number of shareholders than at present to continue our registration exemption for the foreseeable future. As a result, we also rejected this alternative.
Business Combination
          We neither sought nor received any proposals from third parties for any business combination transactions such as a merger, consolidation, or sale of all or substantially all of our assets. Our Board did not seek any such proposals because these types of transactions are inconsistent with the main purpose of the proposed transaction, which is to avoid the cost and burden of SEC reporting obligations.
Conversion to Subchapter S Corporation
          The Board also considered a conversion of Citizens from its present status as a C corporation to a Subchapter S corporation. Recent legislative changes have made it easier for community banking organizations to qualify for this status, which can have significant tax benefits for shareholders. However, among other things, Sub S requirements include strict limitations on the number and characteristics of qualifying shareholders and the requirement that Sub S organizations have only one class of stock, both of which impact the viability and use of Sub S treatment for institutions. In particular, a Sub S corporation may have no more than 100 shareholders. As with other alternatives considered, a Sub S conversion would not have offered the shareholders holding a majority of our shares an opportunity to retain an equity interest in our company.
Expense Reductions
          While we might be able to offset the expenses relating to SEC registration by reducing expenses in other areas, we have not pursued such an alternative because there are no areas we could identify in which we could achieve comparable savings without adversely affecting a vital part of our business or impeding our ability to grow. We believe the expense savings a reclassification would enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not formally analyze cost reductions in other areas as an alternative to the Reclassification.
Status Quo
          The Board considered maintaining the status quo by continuing to be an SEC-reporting company, with all of the direct and indirect additional expense and burdens outlined above. However, the Board concluded that maintaining the status quo not to be in the best interests of the Company or its unaffiliated shareholders.
BACKGROUND OF THE RECLASSIFICATION
          In May of 2007, our Chief Executive Officer had a preliminary discussion with outside legal counsel about the costs, benefits and process entailed if Citizens were to reduce its shareholder base so it could deregister as an SEC reporting company. Our Chief Executive Officer also canvassed other banking executives in Oregon and elsewhere about the deregistration process, and reviewed proxy statements filed by other banks that had done so.

          In early June of 2007, our Chief Executive Officer, Chief Financial Officer, and other members of our executive team met with our independent auditors, Symonds, Evans & Company, P.C., and discussed generally the application of the increased internal control requirements under Section 404 of the Sarbanes-Oxley Act beginning with the 2007 calendar year and beyond. Our auditors described the nature and amount of work that would be required in order for management and the auditors to deliver the required certifications. In view of the extensive nature of the compliance undertaking and the strain such compliance would place on the Company’s personnel and economic resources, management continued to view deregistration as an attractive solution. Our management team also met with outside counsel in early June to explore in more detail the various methods that would be available to reduce the shareholder base so that Citizens would become eligible to deregister.
          On June 5 and June 12, 2007, management and certain members of the Board had several discussions with outside legal counsel, Bennett H. Goldstein, concerning ways to reduce Citizens’ shareholder base. Various strategies, including a tender offer, were discussed. The bulk of the discussion, however, focused on a reclassification of stock, and the different characteristics that a new class of preferred stock would need to have, including differences in voting, liquidation preference, dividend entitlement, transfer restrictions and treatment on a change in control. There was also discussion about the shareholder ownership thresholds that would be set for those receiving preferred stock.
          Initially, in the discussions in June, management considered establishing two classes of preferred stock, Series A and Series B, so that all shareholders could retain their equity holdings in the Company. However, a further analysis showed that there were numerous shareholders who held very small amounts of stock. For example, approximately 505 shareholders held 100 or fewer shares, about 372 shareholders held 50 or fewer shares, and about 181 shareholders held 25 or fewer shares. Shareholders owning less than 250 shares comprised a numerical group of about 679 shareholders who, however, held less than one percent (1%) of the Company’s stock. In light of the small holdings of the below 250 group, and the potential costs and burdens of administering two classes of preferred stock, management made a preliminary decision to recommend to the Board that the proposed reclassification should create only one class of preferred shareholders, and that the below 250 group receive cash.
          Between July 1 and July 17, 2007, counsel and management discussed further details of the Reclassification, including the treatment of holders of stock options under the stock option plan. Management also reviewed a first draft of a proposed proxy statement. At a meeting of the Board on July 17, 2007, the Board considered the general outline of the Reclassification, heard a presentation from Douglas K. Southard, the President of Southard Financial, a banking industry appraisal firm, concerning the preparation of a fairness opinion and stock valuation, questioned outside counsel concerning the timeline for implementing a reclassification, and discussed generally the appropriate preferred shareholder class thresholds. The presentation by Douglas K. Southard principally concerned the deregistration process generally, Southard Financial’s prior experience in consulting with other financial institutions in the deregistration process, and the time and costs required to prepare a fairness opinion. As a result of this meeting, the Board concluded that deregistering from the SEC reporting system would be in the best interests of the Company, and that a reclassification appeared to be the best alternative for doing so. The Board also formally retained Southard Financial to prepare a fairness opinion and a valuation of its common stock. The Board asked Southard Financial to prepare the valuation in order to have an independent analysis of the current value of Citizens common stock to assist the Board in deterring the specifics of the Reclassification, and to have guidance on how much should be paid to shareholders who would receive cash in the Reclassification. Finally, after further discussion and consideration of the opinions of Southard Financial and outside counsel, the Board affirmed that the Reclassification would create only one class of preferred shareholders rather than two, with shareholders holding less than 250 shares receiving cash rather than a separate class of preferred stock.
          Before the next scheduled Board meeting, set for August 14, the Board received a “Valuation Memorandum — Fair Value Calculations of the Common Stock of Citizens Bancorp,” prepared by Southard Financial, and delivered on or about August 7, 2007, and a second draft of a proposed proxy statement. Management also discussed deregistration issues with other outside legal counsel, the firm of Graham and Dunn, P.C., and with Douglas K. Southard.
          On August 14, 2007, the Board met to discuss the Southard stock valuation and the proxy statement draft. Douglas K. Southard and outside counsel, Bennett H. Goldstein, were present for most of this meeting. The Board discussed the various alternatives to the Reclassification, and concluded that none of them would meet the Board’s goal of permitting as many shareholders as possible to retain their stock ownership of Citizens if they chose to. The Board discussed and affirmed the substantive and procedural fairness of the terms of the Rule 13e-3 Transaction to unaffiliated shareholders receiving Series A Preferred Stock and cash, and to those retaining common stock, which included a discussion of the dissenters’ rights available to shareholders who would receive preferred stock or cash in the Reclassification.

          The Board also decided at the August 14 meeting that a 7% dividend preference for Series A Preferred Stock was appropriate, and that a cash payment of $23.50 per share would be made to shareholders who owned less than 250 shares. The $23.50 per share price was determined after discussion of the Southard Financial stock valuation. Southard had placed a range of value on the stock of between $19.00 and $23.50 per share as of June 30, 2007. The Board discussed various values for the cash out, including a price between the upper and lower values placed by Southard Financial, and a price above $23.50. The Board decided that a price above $23.50 could not be justified in light of Southard Financial’s valuation, but that the high end of the range, $23.50 per share, was justified because shareholders who would be cashed out in the Reclassification would not be retaining an equity interest in the Company. The Board’s decision was qualitative, in that it felt the value range arrived at by Southard Financial was fair under all the circumstances, and the Board did not prepare its own quantitative analysis. The Board also recognized and agreed that $23.50 would be the value used for persons exercising dissenters’ rights. The Board directed management to work on a final proxy statement to be reviewed by the Board and filed with the SEC.
          During the week of September 4, 2007, the Board reviewed a final proposed proxy statement. Through consent minutes, the Board approved the substantive terms of the Reclassification as set forth in the draft proxy statement, and directed that it be filed with SEC as required, along with a Form 8-K and a Schedule 13-e3.
REASONS FOR THE RECLASSIFICATION
          The Reclassification will allow us to save significant costs related to the preparation, review and filing of our periodic reports and annual proxy statement. We also expect savings in proxy solicitation costs, including printing and mailing costs. We expect printing and mailing costs to be lower because we will have fewer shareholders who are entitled to vote, and because the financial and proxy statements that we deliver to shareholders after the Reclassification will not include many of the disclosures required under the proxy or periodic reporting rules, such as disclosures regarding executive compensation, corporate governance and management ownership, and management’s discussion and analysis of our financial results.
          For 2008 and subsequent years, we expect to save the following fees and costs related to the preparation, review and filing of periodic reports on Forms 10-K and 10-Q, and annual proxy statements. These fees and costs do not reflect Section 404 compliance costs, which are described in a separate table below.

Legal Fees	$29,000
Independent Auditor Fees	25,000
Proxy Solicitation, Printing and Mailing Costs	34,000
Management and Staff Time	58,500
Miscellaneous	25,000
Total Annual Non-404 Savings (estimated)	$171,500
          We also expect to save the following fees and costs associated with management and staff time relative to compliance with the requirements under Section 404 of the Sarbanes Oxley Act beginning in 2008:

Independent Auditor Fees	$65,000
Management and Staff Time	140,000

Total Annual Savings (estimated)	$205,000
          After the Reclassification, we will continue to prepare and mail to shareholders a proxy statement and annual report, which will be reviewed by outside counsel and our outside accountants, at an annual estimated cost of $12,500. Our estimate of the annual savings of $171,500 following deregistration does not include this ongoing cost

          As discussed above, we incur substantial indirect costs in management time spent on securities compliance activities. Although it is impossible to quantify these costs precisely, we estimate that our Chief Financial Officer and financial staff currently spend an average of approximately 50% of their time on activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing disclosure and internal controls, monitoring and reporting transactions and other data relating to insiders’ stock ownership, and consulting with external auditors and counsel on compliance issues. Additionally, as a non-SEC reporting company, we believe our management team, which might otherwise continue to spend a significant amount of time on activities related to compliance with the Securities Exchange Act, will be free to devote its time to business development and revenue-enhancing activities.
          In addition, our common stock is not listed on an exchange and has historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act has benefited our shareholders in proportion to the costs we have incurred, and expect to incur, as a result of this registration.
POSITIVE EFFECTS OF THE RECLASSIFICATION ON CITIZENS
          The Reclassification will reduce the number of Citizens common shareholders of record below 300, so we may deregister as a reporting company under the Securities Exchange Act. Based on information as of September 12, 2007, we believe that the Reclassification will reduce our number of common shareholders of record from approximately 1,326 to below 300. We estimate that approximately 380,814 shares held by approximately 412 common stock shareholders of record will be exchanged for Series A Preferred Stock in the Reclassification, that approximately 43,929 shares held by approximately 675 common stock shareholders of record will be exchanged for cash, and that approximately 4,246,683 shares of our common stock will remain issued and outstanding after the Reclassification. We believe the Reclassification will have the following positive effects on Citizens.
Termination of Securities Exchange Act Registration
          After the Reclassification, we will terminate our reporting status under the Securities Exchange Act, eliminating the costs of the periodic reporting requirements and proxy rules under the Securities Exchange Act. Additionally, we will maintain our existing internal control procedures and continue to evaluate them for potential improvements, but will not be required to document, test and report on our internal control structure as required by Section 404 of the Sarbanes-Oxley Act. We expect to save direct and indirect costs associated with Securities Exchange Act compliance, which we estimate to be approximately $171,500 on an annual basis, plus an additional $205,000 in special costs related to compliance with Section 404 of the Sarbanes-Oxley Act.
No Liability Under Section 18 of the Securities Exchange Act
          Because the Company will be exempt from filing reports under the Securities Exchange Act, it will avoid liability under Section 18 of the Securities Exchange Act. Generally, Section 18 provides that if the Company makes a false or misleading statement with respect to any material fact in any of its filings pursuant to the Securities Exchange Act, in light of the circumstances at the time the statement was made, the Company will be liable to any person who purchases or sells a security at a price that is affected by the statement.
NEGATIVE EFFECTS OF THE RECLASSIFICATION ON CITIZENS
Effect on Market for Shares
          Before we formed the holding company, Citizens Bank served as its own transfer agent, and the common stock of the Bank was available for sale through lists maintained at the Bank’s main office in Corvallis. After the formation of the holding company, Citizens began to serve, and still serves, as its own transfer agent for purchases and sales of its common stock. The common stock of Citizens is not listed or traded on any official exchange, although it has come to Citizens’ attention that is stock has been assigned the symbol “OTC:CZBC.PK” on the “pink sheets.” Citizens did not play any role in the assigning of this symbol, and does not to its knowledge presently have any brokers or agents who make a market in its common stock. Citizens maintains lists of potential buyers and sellers of its common stock. Citizens does not set prices for purchases and sales of its stock, and the information available to Citizens about transactions in is stock is based on transactions which come to its attention as a result of serving as transfer agent.

          After the Reclassification, there will be restrictions on the transfer of Series A Preferred Stock, and the number of outstanding shares of common stock available for purchase will be reduced from 4,671,425 to 4,246,683. Only approximately 380,814 shares of Series A Preferred Stock will be outstanding after the Reclassification, which together with restrictions on transfer results in a limited third-party market for the shares.
          We expect that the market for our common stock will continue to be as thinly traded after the Reclassification as it was before the Reclassification. Citizens cannot predict whether the Reclassification will have a material impact on the trading market for its common stock, as opposed to the new class of preferred stock. Its common stock is already thinly traded, and is not listed on an exchange, and after the Reclassification we expect it to remain thinly traded and unlisted. The reduction in outstanding shares from 4,671,425 to 4,246,683, about 9%, therefore may or may not make a meaningful difference in actual liquidity, although it is reasonable to expect at least a slight reduction in liquidity.
          In contrast to shareholders who will continue to hold common stock, holders of Series A Preferred Stock should expect to lose some liquidity in their current investment in the Company. In particular, we anticipate that the market for the new Series A Preferred Stock will be significantly less active and liquid than the market for our common stock, because of the restrictions on the transfer of the Series A Preferred Stock, and the relatively few shares of such stock that will be outstanding. This limitation in liquidity is a factor that, taken alone, could decrease the market value of the Series A Preferred Stock.
          After the Reclassification, Citizens will serve as transfer agent for the new class of preferred stock, as well as its common stock. The Company does not anticipate listing either class of stock on any exchange or formal market after the Reclassification, and does not anticipate that anyone will make a market in either class of stock.
Decrease in Book Value Per Common Equivalent Share
          Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 1.3% from $10.30 on a historical basis to $10.16 on a pro forma basis as of June 30, 2007, as a result of the repurchase of shares held by shareholders owning less than 250 shares for approximately $1.032 million, and the costs of the Reclassification in the sum of approximately $42,400 charged to equity.
Financial Effects
          We estimate that professional fees and other costs related to the transaction will total approximately $42,400. We expect these fees to be as follows:

SEC Filing Fees	$300
Legal Fees	20,000
Accounting Fees	2,000
Valuation Fees	13,570
Printing and Mailing	3,600
Miscellaneous	2,930

Total (estimated)	$42,400
          We plan to pay these fees and cost out of our existing working capital and do not expect that the payment of these expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow.

Elimination of Protection Under Section 16 of the Securities Exchange Act
          Because neither our common stock nor Series A Preferred Stock will be registered under the Securities Exchange Act, beginning 90 days after the effectiveness of the Reclassification, the Company will no longer be entitled under Section 16 of the Securities Exchange Act to any “short-swing” profits realized by its directors, officers or 10% shareholders on purchases and sales of the Company’s securities that occur within a six-month period.
Gaining of Additional Securities Holders
          After the Reclassification, the number of Citizens common stockholders could increase through a number of causes, including shareholders splitting their ownership among family members at death, negotiated trades of stock requiring registration, and future stock splits and dividends. Such events could confront Citizens with the prospect of having to register with the SEC again as a reporting company. At such time as this becomes a prospect, Citizens could take various decisions in response, including proposing an additional reclassification to keep the number of Citizens common shareholders below 500.
OTHER EFFECTS OF THE RECLASSIFICATION ON CITIZENS
Business Operations After the Reclassification
          We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.
Raising Capital and Obtaining Financing
          In light of the limited market for our common stock, and the availability of capital from sources other than public markets, we believe terminating our reporting obligations as an SEC company will not have a significant impact on any future efforts to raise additional capital. If we need to raise additional capital to support growth in the future, we have several financing alternatives that will not be affected by our continued status as a private company, including raising additional equity through private offerings, issuing trust preferred securities or borrowing funds from a correspondent bank.
Plans or Proposals
          Other than as described in this Proxy Statement, we do not have any current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our Board of Directors or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business. As stated throughout this Proxy Statement, we believe there are significant advantages in effecting the Reclassification. Although management does not intend at present to enter into any of the transactions described above, and is not involved with negotiations relating to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares, or any other arrangement or transaction we may deem appropriate. We will disclose the terms of such a transaction at the appropriate time upon advice of counsel.
EFFECTS OF THE RECLASSIFICATION ON SHAREHOLDERS GENERALLY
          The Reclassification will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. We expect, however, that no shares held by our affiliates will be reclassified to Series A Preferred Stock because all of our affiliates are likely to hold at least 2,500 shares of common stock of record at the effective time of the Reclassification. The effects will vary depending on whether the shareholder receives Series A Preferred Stock for some or all of his or her shares of Citizens common stock, or does not receive Series A Preferred Stock for any of his or her shares and continues to hold the same number of shares following the Reclassification. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive Series A Preferred Stock for some of his or her shares of common stock while retaining ownership of other shares of common stock following the Reclassification.

          The following sections describe the material effects that we expect to result from the Reclassification with respect to shares that are exchanged for Series A Preferred Stock and shares that are unaffected by the Reclassification. You may experience a combination of these effects if you receive Series A Preferred Stock for some of your shares while retaining ownership of other shares of common stock. The effects described below assume that in the Reclassification approximately 380,814 shares of common stock are exchanged for Series A Preferred Stock.
EFFECTS OF THE RECLASSIFICATION ON SHAREHOLDERS WHOSE
SHARES ARE EXCHANGED FOR SERIES A PREFERRED STOCK
          For shares of our common stock that are exchanged in the Reclassification for Series A Preferred stock, shareholders will experience the following effects:
Positive Effects
          (1) Diluted earnings per share will not change from $.58 per share for the six months ended June 30, 2007 or from $1.15 per share for the year ended December 31, 2006 because the Series A Preferred shares will be considered common stock equivalents in the computation of diluted earnings per share.
          (2) Shareholders receiving Series A Preferred Stock will receive a 7% premium over any dividend paid the holders of common stock in the distribution of any dividend by the Company. Although Citizens has historically paid cash dividends, and anticipates that it will continue to do so, there is no guarantee that Citizens will declare or pay such dividends in the future. Our Board of Directors, which will be elected by the holders of the common stock after the Reclassification, has the authority to declare future dividends on our common stock and Series A Preferred Stock. See “Market for Common Stock and Dividends” for more information regarding our dividend policies.
Neutral Effects
          The Series A Preferred Stock will automatically convert into shares of common stock immediately prior to a change in control of the Company, on the basis of one share of common stock for each share of Series A Preferred Stock (subject to antidilution protection), and thus holders of Series A Preferred Stock will participate equally with the holders of common stock in any sale of the Company. The Board views this as a neutral effect of the Reclassification, because all Citizens shareholders will be able to realize the same value upon a change in control, regardless of whether the Reclassification is effected or of the class of stock they hold.
Negative Effects
          (1) The Series A Preferred Stock will not be traded on an exchange or automated quotation system, and fewer shares will be available to its holders for trading after the Reclassification than were available when the Company had only a single class of stock. This, combined with the transfer restrictions described below, represents a reduction in liquidity for the Series A Preferred shareholders, which may have an adverse effect on its market value.
          (2) The transfer of Series A Preferred Stock will be significantly more restricted than the transfer of Citizens common stock. Citizens will have a right of first refusal to repurchase shares of Series A Preferred Stock that a shareholder wishes to sell or transfer by gift or will, unless the transfer will not create any net new shareholders of record or the Board of Directors has approved the transfer. This represents a further reduction of the liquidity and potential market value of Series A Preferred Stock as compared with an SEC-registered, unrestricted security.
          (3) Holders of Series A Preferred Stock will be entitled to vote only upon a change in control of the Company, which generally is a business combination resulting in the transfer of a majority of the outstanding common stock, or the acquisition of all or substantially all of the Company’s assets. Also, holders of Series A Preferred Stock will not be entitled to vote on the election of directors.
          (4) Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 1.3% from $10.30 on a historical basis to $10.16 on a pro forma basis as of June 30, 2007.

          (5) Although we do not believe the issuance of the Series A Preferred Stock will be taxable to recipients, the Internal Revenue Service may not agree, and could challenge our characterization. See “Federal Income Tax Consequences of the Reclassification” for more information.
EFFECTS OF THE RECLASSIFICATION ON REMAINING COMMON SHAREHOLDERS
          For shares of our common stock that are not exchanged for Series A Preferred Stock in the Reclassification, shareholders will experience the following positive and negative effects.
Positive Effects
          (1) Common shareholders will continue to exercise sole voting control over the Company, except with respect to a change in control of the Company.
          (2) Shareholders continuing to hold common stock after the Reclassification will have relatively increased voting control over the Company because the number of outstanding shares of common stock will be reduced.
Negative Effects
          (1) Our common stock will rank junior in priority to the Series A Preferred Stock because holders of Series A Preferred Stock will have a 7% premium with respect to the distribution of any dividend by the Company.
          (2) We expect that the market for our common stock will continue to be as thinly traded after the Reclassification as it was before the Reclassification. Citizens cannot predict whether the Reclassification will have a material impact on the trading market for its common stock, as opposed to the new class of preferred stock. Citizens’ common stock is already thinly traded, and is not listed on an exchange, and after the Reclassification we expect it to remain thinly traded and unlisted. The reduction in outstanding shares from 4,671,425 to 4,246,683, about 9%, therefore may or may not make a meaningful difference in actual liquidity. However, it is reasonable to expect that common stock shareholders will see at least a slight reduction in liquidity after the Reclassification. See “Effect on Market for Shares” for more information.
EFFECTS OF THE RECLASSIFICATION ON SHAREHOLDERS WHO ARE “AFFILIATES”
          In addition to the effects the Reclassification will have on shareholders generally, which are described above, the Reclassification will have some additional positive and negative effects specifically on our executive officers and directors, each of whom may, as a result of his or her position, be deemed an affiliate of Citizens.
          As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Citizens, or the beneficial owner of 10% or more of Citizens’ outstanding shares, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.
Positive Effects
          (1) After the Reclassification, our common stock will not be registered under the Securities Exchange Act. As a result, beginning 90 days after the effective date of the Reclassification, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16. After that time, our affiliates may realize “short-swing” profits on purchases and sales of the Company’s securities that occur within a six-month period. Currently, under Section 16 of the Securities Exchange Act, the Company would be entitled to receive any such short-swing profits from the affiliate.
          (2) After the Reclassification, Citizens will no longer be subject to the periodic reporting requirements or the proxy rules under the Securities Exchange Act. As a result, information about our affiliates’ compensation and stock ownership will no longer be publicly available.

          (3) As a result of the Reclassification, we expect that the percentage of beneficial ownership of Citizens common stock held by our directors and executive officers as a group will increase from approximately 16.74% before the Reclassification to approximately 16.90% after the Reclassification. See “Information About the Company — Stock Ownership of Directors, Officers and 5% Shareholders” for information about the number of shares of common stock held by our directors, executive officers and significant shareholders.
          (4) As a further result of the Reclassification, we expect that the percentage of beneficial ownership of Citizens common stock held by members of the Gene N. Thompson family as a group will increase from approximately 22.24% before the Reclassification to approximately 22.45% after the Reclassification. See “Information About the Company — Stock Ownership of Directors, Officers and 5% Shareholders”.
          (5) Because the Company will no longer be required to file any reports under the Securities Exchange Act, our affiliates will no longer be subject to liability under Section 18 with respect to such reports. Currently, if any of our affiliates make a statement in any of the Company’s filings under the Securities Exchange Act that, in light of the circumstances at the time the statement is made, is false or misleading with respect to any material fact, the affiliate may be liable under Section 18 of the Securities Exchange Act to any person that purchases or sells a security at a price that is affected by the statement.
Negative Effects
          (1) Each of our affiliates will retain his or her common stock in the Reclassification. As a result, his or her book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 1.3% from $10.30 on a historical basis to $10.16 on a pro forma basis as of June 30, 2007.
          (2) Because our common stock will not be registered under the Securities Exchange Act after the Reclassification, executive officers and directors of Citizens will be deprived of the ability to dispose of their shares of Citizens common stock under Rule 144 of the Securities Act of 1933, which provides a “safe harbor” for resales of stock by affiliates of an issuer. As a result, affiliates will need to resell their shares in private transactions, which may result in reduced liquidity for the recipient and a lower purchaser price for the shares.
EFFECTS OF THE RECLASSIFICATION ON SHAREHOLDERS WHO ARE NOT AFFILIATES
          In addition to the effects the Reclassification will have on shareholders generally, which are described above, the Reclassification will also have the following negative effects on our unaffiliated shareholders:
          (1) Citizens will no longer be required to file public reports of its financial condition and other aspects of its business with the SEC after the Reclassification. Specifically, we will no longer be required to make public disclosures regarding executive compensation, corporate governance matters, or management stock ownership. As a result, unaffiliated shareholders will have less legally-mandated access to information about our business and results of operations than they had prior to the Reclassification. Our affiliated shareholders, however, because of their positions as directors or executive officers of the Company, will continue to have continuous access to all information regarding our financial condition and other aspects of our business.
          (2) Because the Company will no longer be required to file any reports under the Securities Exchange Act, our unaffiliated shareholders will no longer be afforded the protections under Section 18 with respect to false or misleading statements in such reports. Currently, if the Company or any of its affiliates makes a false or misleading statement with respect to any material fact in any of the Company’s filings under the Securities Exchange Act, in light of the circumstances at the time the statement was made, the Company or the affiliate may be liable under Section 18 of the Securities Exchange Act to any person who purchases or sells a security at a price that is affected by the statement.

RECOMMENDATION OF THE BOARD; FAIRNESS OF THE RECLASSIFICATION
          The Board believes that the Rule 13e-3 Transaction is both substantively and procedurally fair to the unaffiliated shareholders of Citizens who will receive Series A Preferred Stock. The Board also believes that the Rule 13e-3 Transaction is substantively and procedurally fair to unaffiliated shareholders who will retain their shares of common stock following the transaction, and to those who will receive cash. The Board of Directors, including those Directors who are not employees of Citizens, has approved, and recommends that the shareholders approve, the proposed amendments to our Articles of Incorporation, which collectively reflect the terms of the Rule 13e-3 Transaction.
          Each Citizens director and executive officer is deemed a “filing person” in connection with this transaction. As filing persons, they have each determined in their individual capacity that the Rule 13e-3 Transaction is substantively and procedurally fair to our unaffiliated shareholders in each of the constituencies described above. No individual filing person, however, is making any recommendation to shareholders as to how to vote. See “Determination of Fairness by Citizens Affiliates” for information regarding the filing persons’ fairness determination.
          All of our directors and executive officers have indicated that they intend to vote their shares of common stock, and any shares with respect to which they have or share voting power, in favor of each of the proposed amendments to our Articles of Incorporation. Our directors and executive officers beneficially own approximately 16.74% of the shares of common stock issued and outstanding. Although the Board as a whole recommends that the shareholders vote in favor of the proposed amendments for the reasons set forth in “Reasons for the Reclassification,” no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.
          We considered a number of factors in deciding to approve the Reclassification, including the effects described under “Effects of the Reclassification on Citizens,” “Effects of the Reclassification on Affiliates” and the relative advantages and disadvantages described under “Reasons for the Reclassification” and “Effect of the Reclassification on Shareholders Generally.” The Board also reviewed the tax and pro forma financial effects of the Reclassification on Citizens and its shareholders.
          The Board also considered the conflict of interest issues arising from the Reclassification. Potential conflicts exist because, among other things, directors, officers and affiliates are unlikely to have their shares exchanged for Series A Preferred Stock, and affiliates will own a slightly larger relative percentage of the outstanding common stock after the Reclassification. However, because of the existence of dissenters’ rights, the Board’s determination of the fairness of the Reclassification, and the significant benefits to the Company and to post-Reclassification shareholders of deregistration, the Board felt that no extra measures, such as the appointment of an independent representative for unaffiliated shareholders, was necessary. These factors are discussed in detail below in the section entitled “Procedural Fairness and Conflicts of Interest.”
          After the Reclassification, Citizens’ common stock will not be registered under the Securities Exchange Act. The Board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Securities Exchange Act. Similarly, the Board also considered the prospective decrease in administrative expenses incurred in soliciting proxies for routine and special meetings of shareholders. Management determined that the Reclassification would result in the cost savings described in “Reasons for the Reclassification.”
          Additionally, the Board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the Board determined that, even as an SEC-registered company, Citizens has not had an active, liquid trading market for its common stock, and that its shareholders derive little relative benefit from its status as an SEC-registered company. The Board determined that the cost savings and reduced management time to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from deregistration.

          We considered alternatives to the proposed going-private transaction, but ultimately approved the Reclassification proposal. Please read the discussion under “Alternatives Considered” for a description of these alternatives.
FAIRNESS OF THE RECLASSIFICATION — SUBSTANTIVE FAIRNESS
          The Board considered numerous factors, discussed below, in reaching its conclusions that the Rule 13e-3 Transaction is substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock or cash, and to our unaffiliated shareholders who will retain their shares of common stock. In reaching these conclusions, the Board considered all of the factors as a whole, and did not assign specific weights to particular factor.
FACTORS AFFECTING SHAREHOLDERS RECEIVING SERIES A PREFERRED
STOCK AND SHAREHOLDERS RETAINING COMMON STOCK
Continuing Equity Interest in Citizens
          Approximately 651 shareholders, representing the ownership of 99.1% of the presently issued and outstanding common stock of Citizens, will continue to hold an equity interest in the Company, and will continue to have the opportunity to participate in any future growth and earnings, including any future sale or change in control of the Company. The Board viewed this factor as supporting its determination of fairness, because shareholders holding the substantial majority of the equity interest in Citizens will not be forced to involuntarily liquidate their equity interest in the Company, as would be the case in a cash-out merger or a reverse stock split. See “Alternatives Considered.”
Earnings Per Share
          Diluted earnings per share will change from $.58 per share to $.59 per share for the six months ended June 30, 2007 because the Series A Preferred shares will be considered common stock equivalents in the computation of diluted earnings per share. The Board viewed the effect on diluted earnings per share as a factor, among others, that supported its conclusion of fairness of the Reclassification, because the Series A Preferred shareholders will continue to share in the earnings of the Company with the common shareholders.
Book Value Per Common Share Equivalent Share
          Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease approximately 1.3% from $10.30 on a historical basis to $10.16 on a pro forma basis as of June 30, 2007. The decrease in book value per common equivalent share is due to transaction costs of approximately $1.075. The Board viewed the 1.3 percent decrease as nominal, and believes the effect on book value supports its determination of fairness, especially because the decrease in book value affects both the shareholders receiving Series A Preferred Stock and those retaining common stock.
Tax Consequences
          The Board noted that the Reclassification should not result in a taxable event for shareholders receiving Series A Preferred Stock, and would not result in a taxable event for shareholders retaining their shares of common stock. There will be tax consequences for shareholders receiving cash. These tax consequences contributed to the Board’s recommendation and conclusion as to the fairness of the Reclassification to unaffiliated shareholders who will receive Series A Preferred Stock and those who will retain their shares of common stock following the Reclassification. The Board noted that if the transaction had been structured as a cash-out merger or a reverse stock split, it would have been a taxable event for a majority of our common shareholders, who would have received cash in the transaction. See “Federal Income Tax Consequences of the Reclassification” for more information regarding the tax consequences of the Reclassification.

Loss of Benefits of Continuing SEC Registration of Common Stock
          After the Reclassification, neither our common stock nor our Series A Preferred Stock will be registered under the Securities Exchange Act. This will greatly reduce the amount of information that is publicly available about the Company, including detailed analyses by management of our financial results, current reports of significant corporate events, copies of material contracts involving the Company, and information as to executive and director compensation and stock ownership. It will also eliminate certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, such as the requirement for an audited report on our internal controls and disclosure requirements relating to our audit committee, code of ethics and director nominations process. Additionally, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the provisions of Section 16, which allow the Company to recover profits realized by its insiders as a result of their trading in Company securities under certain circumstances. The Board noted that while the loss of the benefits of SEC registration was, standing alone, a negative factor in its fairness determination, the fact that detailed financial data about the Company and the Bank would continue to be publicly available from the Federal Reserve Board and the FDIC after the Reclassification and that the Company would continue to provide its audited financial statements to shareholders provided offsetting benefits.
FACTORS AFFECTING SHAREHOLDERS RECEIVING CASH
Cash Price for Shares
          The Board obtained and considered a valuation of Citizens’ common stock from Southard Financial, an independent third party. This valuation placed a fair value estimate of our common stock at between $19.00 and $23.50 per share as of June 30, 2007. The Board chose to pay common stock shareholders who will receive cash in the Reclassification, consisting of those who own less than 250 shares, at the high end of that range, or $23.50 per share. It was the Board’s determination that this price would appropriately compensate those shareholders who will be required to relinquish their shares in the Reclassification. The Board also noted that market transactions in the common stock of Citizens during the period from January 1, 2007 through September 12, 2007 ranged between a high of $19.90 and a low of $17.00 per share. The Board also obtained and considered an opinion from South Financial, an independent appraisal form, to the effect that the price per share of $23.50 to be paid to shareholders who own less than 250 shares to be fair to such shareholders. See Appendix C to this Proxy Statement. The Board viewed the payment of $23.50 per share as a benefit to the shareholders receiving cash in the Reclassification.
Loss of Equity Interest
          The Reclassification will require shareholders holding fewer than 250 shares to surrender their equity interest in the Company. This means that such shareholders will not participate in any future growth and earnings of the Company, unless the shareholder chooses to increase his or her holdings of Citizens common stock to 250 or more shares prior to the effective date of the Reclassification. The Board noted, however, that shareholders in the under-250 shares group currently have very small holdings individually and in the aggregate, and have limited influence on shareholder votes, because this shareholder group, although relatively numerous, only held an aggregate of less than 1% of our outstanding common stock as of September 12, 2007. The Board viewed the loss of the equity interest of the under-250 shareholder group as a negative factor for the shareholders receiving cash.
Choosing to Continue an Equity Interest in Citizens
          At any time prior to the Effective Date, a shareholder who owns less than 250 shares of common stock may retain his or her equity interest in Citizens by acquiring additional shares in the open market so as to bring his or her ownership total to 250 shares or more. However, because the market for Citizens common stock is not liquid, there can be no assurance that all shareholders who wish to acquire more shares will be able to find willing sellers of shares prior to the Effective Date. Shareholders desiring to purchase shares may not find shares available for sale at prices desired by potential purchasers, or may not find any shares available for sale at all. The Board therefore recognized that the lack of liquidity in the market for Citizens’ stock, and the particular financial circumstances of the shareholder, could in some circumstances make this alternative infeasible or undesirable. On balance, the Board viewed the right of a shareholder to acquire additional shares prior to the Effective Date as a neutral factor.

Tax Consequences
          The Reclassification will have a tax effect for shareholders who receive cash in the transaction. Shareholders who receive cash in the Reclassification may recognize gain, loss, or income for United States federal income tax purposes depending upon the shareholder’s particular circumstances. For those shareholders who recognize either gain or loss under certain circumstances, the gain or loss will constitute a capital gain or loss that will be classified as long term or short term capital gain depending upon how long the shareholder has held the shareholder’s common shares prior to the sale. Certain shareholders who receive cash may recognize such receipt as a distribution of a dividend. See “Federal Income Tax Consequences of the Reclassification – Federal Income Tax Consequences To Shareholders Who Receive Cash In The Reclassification.” The Board viewed the tax effects to the under-250 shareholder group as a negative factor for such shareholders.
FACTORS AFFECTING SHAREHOLDERS RECEIVING SERIES A
PREFERRED STOCK
          In making its determination that the Rule 13e-3 Transaction was fair to shareholders receiving Series A Preferred Stock, the Board considered the relative advantage and disadvantages of the following terms of the Series A Preferred Stock.
Dividend Premium
          The holders of the Series A Preferred Stock will be entitled to a 7% premium above the dividend paid to holders of common stock. This dividend premium means that holders of Series A Preferred Stock will be entitled to receive a full payment of 107% of any dividend declared to the holders of common stock before the common shareholders are entitled to payment. For example, based on our most recent $.52 per share dividend payment, holders of Series A Preferred Stock would receive $.56 per share. The Board viewed the dividend preference as a benefit to the shareholders receiving Series A Preferred Stock.
Conversion to Common Stock on Change in Control
          Immediately prior to a change in control of the Company, the Series A Preferred Stock will convert automatically into shares of the Company’s common stock. As a result, holders of the Series A Preferred Stock will participate in any value received as a result of any future sale of the Company at the same value per share as the holders of the common stock. The Board viewed the conversion provision as having a neutral effect on shareholders receiving Series A Preferred Stock, because such shareholders will be able to realize the same value upon a change in control as common shareholders.
Limits on Voting Rights
          Holders of the Series A Preferred Stock will be entitled to vote only upon a proposed change in control of the Company. The holders of the Series A Preferred Stock will not be entitled to vote on the election of directors, and will therefore have no influence on the future composition of the Board of Directors or senior management team of the Company. Furthermore, a change in control of the Company is not presently contemplated and may never occur. The Board noted, however, that shareholders receiving Series A Preferred Stock currently have limited influence on shareholder votes, because such shareholders only hold an aggregate of less than one percent (1%) of our outstanding common stock as of September 12, 2007. The Board viewed the limited voting rights as a negative factor for shareholders receiving Series A Preferred Stock.
Transfer Restrictions
          The Series A Preferred Stock will be subject to restrictions on transfer that are designed to limit the growth in our shareholder base and thereby reduce the likelihood of growth to over 500 holders of record, which would require us to register the Series A Preferred Stock with the SEC. These restrictions provide a right of first refusal in favor of Citizens on most transfers of the Series A Preferred Stock and are likely to reduce its liquidity and potential market value as compared to a registered, unrestricted security. The Board views the transfer restrictions as a negative factor for shareholders receiving Series A Preferred Stock as compared to the relative liquidity these shareholders currently enjoy.

          In summary, while the Board viewed the limited voting rights and transfer restrictions as negative factors for shareholders receiving Series A Preferred Stock, the Board concluded that the overall terms of Series A Preferred Stock were fair to shareholders receiving this stock because the Series A Preferred Stock includes a 7% dividend preference to the common stock and a conversion provision and voting rights in the event of a change of control of the Company. Additionally, both the common and Series A Preferred shareholders will continue to have an opportunity to participate in any future growth and earnings of the Company.
SHAREHOLDERS RETAINING SHARES OF COMMON STOCK
Voting Rights
          Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote, including but not limited to a proposed change in control of the Company and the election of directors. The Board viewed these voting rights as a benefit to the shareholders retaining common stock.
Junior Dividend Priority to Preferred Stock
          The Series A Preferred Stock will rank senior in priority to the common stock with respect to dividend rights. Specifically, the holders of Series A Preferred Stock will be entitled to a 7% preference in the distribution of dividends prior to the payment of any dividends to the holders of common stock. The Board viewed the dividend preference of the Series A Preferred Stock as a disadvantage to the shareholders retaining common stock. The Board believes the subordination of the common stock to the Series A Preferred Stock is fair to the shareholders retaining common stock because the common shareholders will continue to have unlimited voting rights.
SUMMARY OF SOUTHARD FINANCIAL FAIRNESS OPINION
          This is a summary only, and shareholders are encouraged to review entire fairness opinion, a copy of which is attached to this Proxy Statement as Appendix C.
Summary of Opinion Regarding Exchange Ratio of Common Stock for Preferred
          Southard Financial’s analysis of the exchange ratio considered the value of control entailed by voting shares, and the comparative advantages and disadvantages of each class of shares, common stock and Series A Preferred Stock.
          As to the issue of control, Southard noted the variety of voting rights associated with the control of a corporation, including the right to elect directors, appoint management, approve dividends, dispose of business assets, select acquisitions, and amend articles and bylaws. Southard viewed the controlling interest exercised by the common shareholders of Citizens as sufficient to control many of the ordinary aspects of its operations. However, Southard also noted that while control could have significant value, minority voting rights, in and of themselves, might have little, if any, value, even though otherwise equivalent non-voting shares tend to trade at discounts of 5% to 7% of the same company’s voting class. On balance, Southard concluded that it was appropriate to distinguish between voting and non-voting stock based upon voting rights and other factors.
          In light of the lesser value arising from non-voting shares, Southard next considered the relative advantages and disadvantages of each class of stock. The Series A preferred stock has no voting power except upon a change of control, no redemption rights, and no preemptive rights, and its transferability is limited to current common and preferred shareholders of Citizens. Southard found, however, that the Series A Preferred Stock is similar to Citizens common stock in most other respects, even converting to common stock in a change of control, and commands a dividend premium of 7% over the common stock. In was opinion of Southard Financial that the dividend premium is sufficient to overcome the disadvantages inherent in the preferred stock relative to the common stock.

Summary of Opinion Regarding Cash Payment to Shareholders Receiving Cash
          In considering whether the price of $23.50 per share was fair to shareholders receiving cash, Southard analyzed various pricing ratios, including price to book value and price to earnings. Southard determined that the implied pricing ratios compared favorably to the market pricing for banks and bank holding companies in Oregon, and to the same ratios for all public banks. Southard also considered liquidity and cash flow Southard determined that since the ability to sell Citizens common stock is limited, the proposed Reclassification would provide liquidity for smaller minority shareholders at a price well in excess of recent trades, specifically, a 30% to 32% premium.
          Southard also provided a summary pro-forma discounted cash flow analysis .. Southard determined the value of the Company based upon adding (i) the present value of the estimated future dividend stream that Citizens could generate over the next five to ten year period; and, (ii) the present value of the “terminal value” of Citizens common stock at the end of the period. For the projected dividend stream, Southard used an estimate of ongoing earnings for 2007 and assumed annual growth in earnings and assets of between 4% and 7%. The analysis was performed under the assumption that Citizens pays dividends sufficient to maintain an equity/assets ratio of 9%. The “terminal value” of Citizens common stock at the end of the projection period was determined by applying current market multiples to projected net income, book value, and assets in the final year of the analysis. The dividend stream and terminal value were discounted to the present using discount rates between 13% and 16%, which Southard viewed as the appropriate discount rate range for a company with Citizens’ risk characteristics. Using this analysis, Southard found that the implied value of Citizens common stock was consistently at or below the proposed transaction price of $23.50 per share. No detailed quantification of the discounted cash flow was prepared by Southard or otherwise considered by the Board.
          An expanded summary of Southard’s opinion concerning the cash payment is found below under the heading “Determination of Cash Payment.”
Compensation Paid to Southard Financial
          Southard Financial received a total of $13,570 for its work for Citizens in connection with the Reclassification, including its stock valuation analysis and fairness opinion. The payment due to Southard was not contingent on the completion of the Reclassification.
DETERMINATION OF EXCHANGE RATIO
          While the Series A Preferred Stock has limited voting rights and is subject to transfer restrictions, the Board determined that the value of the Series A Preferred Stock is equivalent to the value of the common stock on a one to one basis. In determining that the one for one exchange of common stock for Series A Preferred Stock was substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification, the Board took into account that the Series A Preferred Stock converts to common stock immediately prior to a change in control, and contains a dividend preference to the common stock. The Board concluded that the relative rights and preferences of Series A Preferred Stock as compared to the common stock are equivalent. No quantitative analysis of the value of Series A Preferred Stock or common stock was considered. Specifically, the Board weighed subjectively the collective advantages of the Series A Preferred Stock, specifically the existence and amount of the enhanced dividend and the conversion to common stock on a change in control, against the relative advantages of the common stock, such as unlimited voting rights and the resulting right to select the Company’s Board of Directors and thereby determine its strategic direction, and determined that those rights were in balance.
          The Board also weighed subjectively the relative disadvantages of the two classes, specifically the general lack of voting power, as mitigated by the right to vote on a change of control, in the case of the Series A Preferred Stock, and the subordination in terms of rank and dividends in the case of the common stock, and determined that the relative drawbacks were also in balance. Finally, it considered the benefits that would be shared by the classes, such as the voting and consideration payable upon a change in control, and the ability to benefit from the expense savings of the Reclassification and share in future growth of the Company, and determined that these represented factors that would have the same immediate and long-term effect on the value of each class. As a result of these analyses, the Board determined that the advantages and disadvantages of the terms of the Series A Preferred Stock were in balance compared to those of our common stock and that a one-for-one exchange ratio was therefore appropriate.

          Although the Series A Preferred Stock has substantially different rights and preferences than our common stock, the Board believes that the value of the Series A Preferred Stock is equivalent to our common stock. While the Series A Preferred Stock is generally nonvoting, it will enjoy a preference on dividends, which the Company has historically paid and intends to continue to pay in the future. The Board determined subjectively and in its business judgment based, on its discretionary view of the matter, that the decrease in value based on the nonvoting nature of the Series A Preferred Stock is balanced by an increase in value attributable to the increased dividend flow, particularly in view of the right of the Series A Preferred Stock to vote on a change in control of the Company, which the Board viewed as a mitigating factor with respect to the loss of voting power. Because the Board believes the value of the Series A Preferred Stock is equivalent to the value of the common stock, the actual cash value of the shares in each class is immaterial to the determination of the fairness of the Reclassification, because those values would be the same. Additionally, an appraisal of the Series A Preferred Stock was not necessary for tax purposes because the Company determined that the Reclassification should not be taxable to shareholders receiving Series A Preferred Stock or to shareholders retaining common stock. As a result, the Board decided not to seek an independent valuation or appraisal of the Series A Preferred Stock from a financial advisor.
          In reaching its conclusion that the Rule 13e-3 Transaction is substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock and who will retain their shares of common stock, the Board did not consider the current or historical market price of our common stock, repurchase prices we paid for our common stock (which are shown in “Information About Citizens and Its Affiliates-Purchases of Citizens Stock During Prior Two Years” and “Market for Common Stock and Dividends”), our net book value ($10.30 per share at June 30, 2007), our going concern value, or the liquidation value of our assets to be material, because shareholders holding at least 250 shares are not being “cashed out” in connection with the Reclassification. This shareholder group, consisting of approximately 651 shareholders, represents the holders of approximately 99.1% of our presently issued and outstanding shares of common stock.
          Shareholders receiving Series A Preferred Stock, consisting of those who own 250 or more shares but less than 2,500 shares, will continue to hold an equity interest in the Company and will participate equally with the holders of common stock on the sale or a change in control of the Company. Additionally, the Board determined that the overall terms of the Series A Preferred Stock were fair to all of our unaffiliated shareholders. In the Board’s opinion, the qualitative advantages and disadvantages of the terms of the Series A Preferred Stock are balanced as compared to the rights related to our common stock. Therefore, the Board determined no quantitative analysis, such as a review of the current, historical or repurchase prices of our common stock, our net book value or going concern value, or the liquidation value of our assets, was necessary and did not undertake a quantitative analysis. For the same reasons, the Board also did not request or receive any reports, opinions or appraisals from any outside party relating to the value of the Series A Preferred Stock.
          The Board is not aware of any material contracts, negotiations or transactions, other than in conjunction with the Reclassification as described in “Background of the Reclassification,” during the preceding two years for (1) the merger or consolidation of Citizens into or with another person or entity; (2) the sale or other transfer of all or any substantial part of the assets of Citizens; (3) a tender offer for any outstanding shares of Citizens common stock; or (4) the election of directors to our Board.
DETERMINATION OF CASH PAYMENT
          In determining the proper price per share to be paid to owners of fewer than 250 shares of common stock in the Reclassification, the Board utilized the stock valuation prepared by Southard Financial, which was discussed by the Board at its August 14, 2007 meeting. Several of the factors analyzed by Southard and considered by the Board are also included in the Southard Financial fairness opinion, and are described in summary form below.
          In considering whether the price of $23.50 per share was fair to shareholders receiving cash, Southard determined that the Reclassification represented the following pricing ratios:

Price/Book Value ($10.30 per share at 6/30/07)	228.2%
Price/Diluted Book Value ($10.24 per share at 6/30/07)	229.5%
Price/Earnings ($1.17 per share in 2006)	20.09	x
Price/Earnings ($1.19 per share, annualized 6/30/07)	19.74	x
Price/Budgeted Earnings ($1.25 per share in 2007)	18.80	x

          The price/book ratio (228.2%, and 229.5% diluted) was above the average price/book value ratio for market transactions involving comparable Oregon banks for the relevant period. Likewise, the price/earnings ratio (20.09 x 2006 earnings and 18.80 x budgeted 2007 earnings) is above the average price/earnings ratio for such market transactions. Southard found that the implied pricing ratios compared favorably to the observed market pricing for publicly-traded banks and bank holding companies in Oregon. Southard also determined that the price/book ratio and the price/earnings ratio compared favorably to the same ratios for all public banks with return on equity in excess of 10% and market capitalization less than $100 million. Finally, the price/book ratio was only slightly lower that the averages for whole bank transactions in the first half of 2007 according to Southard, while the price/earnings ratio was about 25% below the price/earnings ratio for whole bank transactions, although a control sale of Citizens Bank is not a component of the Reclassification, and fair value does not assume a sale of Citizens Bank.
          Southard also analyzed fairness from the point of view of liquidity and cash flow. Citizens common stock is not listed on an exchange, and there is no organized trading market for the stock. During the second quarter of 2007, a total of 4,470 shares of Citizens common stock changed hands at a weighted average price of $17.85 per share. During the first quarter of 2007, a total of 150,148 shares changed hands at a weighted average price of $17.97 per share. However, most of these shares involved just two trades in March at $18.00 per share. Other than those two trades, the stock changed hands periodically in small blocks. Southard determined that since the ability to sell Citizens common stock is limited, the proposed Reclassification would provide liquidity for smaller minority shareholders at a price well in excess of recent trades, specifically, a 30% to 32% premium.
          Using a pro-forma discounted cash flow analysis, Southard also determined the value of Citizens based upon adding (i) the present value of the estimated future dividend stream that it could generate over the next five to ten year period, and, (ii) the present value of the “terminal value” of Citizens common stock at the end of the period. To determine a projected dividend stream, Southard used an estimate of ongoing earnings for 2007, and assumed annual growth in earnings and assets of between 4% and 7%. The analysis was performed under the assumption that Citizens pays dividends sufficient to maintain an equity/assets ratio of 9%, a normal level. The “terminal value” of Citizens common stock at the end of the projection period was determined by applying current market multiples to projected net income, book value, and assets in the final year of the analysis. The dividend stream and terminal value were discounted to the present using discount rates between 13% and 16%, which Southard viewed as the appropriate discount rate range for a company with Citizens’ risk characteristics. Using this analysis, the implied value of Citizens common stock was consistently at or below the proposed transaction price of $23.50 per share. No detailed quantification of the discounted cash flow was prepared by Southard or otherwise considered by the Board.
Southard Financial Common Stock Valuation Analysis
           Prior to the preparation of the fairness opinion, the Board asked Southard Financial to prepare a written valuation analysis of Citizens common stock in order to have an independent analysis of the current value of the stock to assist the Board in determining the specifics of the Reclassification, and to have guidance on how much should be paid to shareholders who would receive cash in the Reclassification. The Southard written valuation was utilized by the Board as one factor in the determination of the price to be paid for shares redeemed in the Reclassification. However, the Board’s determination of the $23.50 per share price was ultimately a subjective one based on all the factors relating to the Reclassification.
          In its valuation, Southard combined three approaches to determine a range of values for the common stock. The asset value approach was used to develop an estimate of value based upon the market values of the Citizens assets and liabilities, as opposed to book value. Asset value typically indicates a value that contains an element of control, or at least an element of assumed marketability. When using this approach to value an entity on a non-marketable minority interest basis, discounts for lack of control and lack of marketability are necessary. Southard also used a market approach that took into consideration prior transactions in Citizens common stock, and comparisons with similar companies whose stocks are publicly traded. When using this method, a determination of anticipated benefits, such as earnings and cash flow, is developed based upon a review of the subject entity. The anticipated benefits are then capitalized. Finally, Southard employed an income approach, first determining anticipated benefits such as earnings and cash flows, and then utilizing an appropriate rate or multiple to capitalize those benefits. The resulting capitalized benefit is adjusted to reflect the estimated values of any non-operating assets and/or liabilities.

          Southard’s fair market value estimate was the result of a combined value based upon a weighted average of the various valuation approaches utilized in the analysis. The weights applied to the various methodologies were based upon the relative importance of each methodology. Further, discounts to the combined value were necessary to properly reflect the appropriate standard of value.
          Utilizing a value on a fully marketable basis employing accepted valuation methods and market multiples for publicly traded banks, Southard’s analysis arrived at a value of $19.00 per share for the common stock. Using an analysis on a full control basis, with modest discounts from the average whole-bank transaction multiples in 2006 and the first half of 2007, Southard’s analysis indicates a value of $23.50 per share. Both values are as of June 30, 2007.
          As mentioned elsewhere in this Proxy Statement, the full Southard Financial valuation analysis is available for inspection and copying at the principal executive offices of the Company at 275 SW Third Street, Corvallis, Oregon 97339 during the Company’s regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing. Also, a copy of the valuation will be mailed by the Company to any interested Company stockholder or representative who has been so designated in writing upon written request to the Company.
PROCEDURAL FAIRNESS AND CONFLICTS OF INTEREST
          The Board of Directors, including those who are not employees of Citizens, has unanimously approved the Reclassification and each of the proposed amendments to our articles of incorporation and is seeking shareholder approval of each of the proposed amendments to our articles of incorporation. All of our affiliates, which include all of our directors and executive officers, participated in the Board discussions regarding pursuing a transaction designed to allow the Company to deregister its common stock. Each of our affiliates potentially has a conflict of interest with respect to the Reclassification because he or she is in a position to structure the Reclassification in a way that benefits his or her interests differently from the interests of the unaffiliated shareholders. As described under “Effects of Reclassification on Affiliates”, the Reclassification will have various positive effects on our affiliates that it will not have on unaffiliated shareholders. In particular, we anticipate that no shares of common stock held by our affiliates will be reclassified to Series A Preferred Stock in the Reclassification. Because there will be fewer outstanding shares of common stock after the Reclassification, the affiliates will own a larger relative percentage of the outstanding common stock after the Reclassification, and the common stock will continue to have voting rights as compared to the Series A Preferred Stock, which will have limited voting rights.
          The Board also noted that shareholders who wish to increase their record holdings in order to avoid the exchange of their Citizens common stock for Series A Preferred Stock, or for cash, may do so by purchasing shares of Citizens common stock from other shareholders prior to the Effective Date of the Reclassification, or placing them in “street name” with a broker holding at least 2,500 shares (or at least 250 shares for shareholders who would otherwise receive cash). Conversely, shareholders who wish to receive Series A Preferred Stock, but who hold 2,500 or more shares of common stock, may subdivide or sell their common stock before the Reclassification is effected, and shareholders who wish to receive cash but who hold 250 or more shares may similarly sell or subdivide. In any case, the Board recognizes that shareholders may have difficulty finding buyers or sellers of our common stock because the market for our stock is relatively inactive.
          Citizens’ shareholder list is available for inspection by shareholders in accordance with state law, as described more fully below, and shareholders wishing to buy common stock in order to retain ownership in that class, or holders of 2,500 or more shares wishing to sell in order to obtain preferred stock, may review the list or contact our President or Chief Financial Officer to authorize them to provide their names to potential counterparties requesting such information. The same opportunity is available to shareholders wishing to buy common stock in order to increase their holdings to 250 shares or above, or to holders of 250 or more shares wishing to sell in order to obtain cash in the Reclassification.

          In addition, shareholders who will receive Series A Preferred Stock or cash in the Reclassification will be entitled to dissenters’ rights under Oregon law. This further supports the procedural fairness to such shareholders, as it provides an alternative process by which dissenting shareholders may obtain the fair value of their shares in cash. See “Dissenters’ Rights” and Appendix B.
          No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reclassification or preparing a report covering its fairness was retained by Citizens or by a majority of directors who are not employees of Citizens. The Board concluded that the retention of an unaffiliated shareholder representative was not necessary, because the Reclassification treats affiliated and unaffiliated shareholders identically, and because both unaffiliated and affiliated shareholders who received preferred stock or cash in the Reclassification may exercise dissenters’ rights under Oregon law. We expect, however, that no shares held by our affiliates will be reclassified to Series A Preferred Stock, because all of our affiliates will likely hold 2,500 or more shares of record at the effective date of the Reclassification. The Board did not consider it necessary to exclude affiliated shareholders from the vote on approving the Reclassification, even though affiliates hold 27.17% of Citizens’ issued and outstanding shares, because of the existence of dissenters’ rights, the Board’s determination of the fairness of the Reclassification, and the significant benefits to the Company and to post-Reclassification shareholders of deregistration. After consideration of the factors described above, the Board believes that the Reclassification is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement or unaffiliated representative.
          We have not made any provision in connection with the Reclassification to grant unaffiliated shareholders access to our corporate records, except as provided under Oregon law. Section 60.711 of the Oregon Revised Statues permits shareholders to inspect and copy, upon five days’ prior written notice and during regular business hours at our main office, the following records: (1) our articles of incorporation; (2) our bylaws; (3) resolutions adopted by our Board of Directors authorizing the common stock and Series A Preferred Stock and setting their respective terms; (4) the minutes of all shareholders’ meetings, and records of any actions taken by shareholders without a meeting, for the past three years; (5) all written communications to shareholders as a group within the past three years, including the financial statements furnished to shareholders for the past three years; (6) a list of the names and business addresses of our current directors and officers; (7) our most recent annual report delivered to the Oregon Secretary of State.
          Further, shareholders may inspect and copy, upon five days’ prior written notice and during regular business hours at a reasonable location specified by the Company, any of the following records: (1) excerpts from minutes of any meeting of the Board of Directors, records of any action of a committee of the Board of Directors while acting in place of the Board, minutes of any meeting of the shareholders, and records of action taken by the shareholders or Board of Directors without a meeting, to the extent not subject to inspection as described in the preceding paragraph; (2) our accounting records; and (3) our shareholder list. A shareholder may only inspect and copy these three types of records if: (1) his or her demand is made in good faith and for a proper purpose; (2) he or she describes with reasonable particularity his or her purpose and the records he or she desires to inspect; and (3) the records are directly connected with this purpose. The Board determined that these access provisions, together with the disclosure contained in this Proxy Statement and Citizens’ other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Reclassification.
          In addition, the Board did not consider it necessary to obtain legal counsel for unaffiliated shareholders at our expense. For the reasons described in “Determination of Exchange Ratio” and “Determination of Cash Price” above, the Board did obtain a fairness opinion to the effect that the Reclassification was fair to the holders of common stock who will receive either cash or preferred stock on or after the Effective Date. See Appendix C. Moreover, the Board did obtain an appraisal of Citizens’ common stock for the purpose of determining the appropriate range of values to consider in setting the cash payment to shareholders holding fewer than 250 shares. If a dissenters’ proceeding remains unsettled and requires litigation, the Company may be required to pay for any court appointed appraisal in such proceeding.

          In deciding not to adopt these additional procedures, the Board also took into account factors such as Citizens’ size and the cost of such procedures. While these procedures would provide additional procedural protections for shareholders, the Board determined that they were not necessary to ensure the procedural fairness of the Reclassification because, in its view, the availability of dissenters’ rights, the ability of the shareholders to vote on the transaction as a single class, and the time and means afforded to shareholders to obtain their desired consideration in the Reclassification, were sufficient to support the Board’s determination that the transaction is procedurally fair to each shareholder constituency.
          After consideration of the factors described above, the Board of Directors has determined that the Rule 13e-3 Transaction is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative, and the provision of legal counsel at Citizens’ expense, to Citizens’ unaffiliated shareholders who will receive Series A Preferred Stock or cash in the Rule 13e-3 Transaction. The Board has also determined that the Rule 13e-3 Transaction is procedurally fair to unaffiliated shareholders who will retain their shares of common stock. Additionally, the Board believes that the Rule 13e-3 Transaction is substantively fair to these constituencies. Finally, the Board has determined that the Rule 13e-3 Transaction is substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that its terms do not distinguish between these groups.
DETERMINATION OF FAIRNESS BY CITIZENS AFFILIATES
          Our affiliates consist of the following directors and executive officers:
Rosetta C. Venell, Director
Eric C. Thompson, Director
Mike Butler, Director
Duane L. Sorensen, Director
William V. Humphreys, Sr., Director, CEO and President
Sidney A. Huwaldt, Director
Jock Gibson, Director and Chairman
Scott A. Fewel, Director
James E. Richards, Director
Lark E. Wysham, Chief Financial Officer
William F. Hubel, Jr., Chief Operating Officer
Steve R. Terjeson, Chief Lending Officer
Scott M. Zimbrick, Chief Marketing Officer
          In addition, some or all members of the Gene N. Thompson family, which beneficially own approximately 22.24% of our issued and outstanding shares of common stock, may be deemed to be “affiliates.” The Gene N. Thompson family includes Eric C. Thompson, a current director, and Gene N. Thompson, a former director. The only member of the Thompson family participating in the Board discussions and vote concerning the Reclassification was Eric C. Thompson. All affiliates are “filing persons” for purposes of this transaction.
          For each of our affiliates, their purpose and reasons for engaging in the Reclassification, alternatives considered and analyses regarding substantive and procedural fairness of the Reclassification to unaffiliated shareholders receiving Series A Preferred Stock in the Reclassification and to those retaining their shares of common stock were the same as those of the Board of Directors, and each of these affiliates adopted the analyses of the Board of Directors with respect to these issues. Based on these factors and analyses, each of our affiliates has concluded that the Rule 13e-3 Transaction is procedurally and substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock or cash, and to its unaffiliated shareholders who will retain their shares of common stock.
EXERCISE AND PERFECTION OF DISSENTERS’ RIGHTS
          Shareholders of Citizens who are entitled to dissent from the proposed Reclassification and who exercise and perfect their rights as dissenters pursuant to Oregon law may be entitled to receive, in exchange for their shares, the amount determined in accordance with statutory procedures. Citizens believes the fair value of its common stock for dissenters’ rights purposes is $23.50 per share.

          Only shareholders who would receive Series A Preferred Stock or cash in the Reclassification may exercise dissenters’ rights. The statutes setting forth the rights of dissenting shareholders are set forth in ORS 60.551, et seq. A copy of these provisions is attached to this Proxy Statement. The following brief summary is not a complete statement of dissenters’ rights, and shareholders are encouraged to review ORS 60.551, et seq.
          Subject to certain conditions and exceptions, Citizens shareholders who are entitled to vote and who dissent from the proposed Reclassification may receive cash for their shares (the “Dissenting Shares”). Shareholders who fail to follow the requisite statutory procedures lose the right to dissent from the Reclassification. Dissenting shareholders retain no ownership interest in Citizens after they surrender the certificates representing the Dissenting Shares and receive payment for the shares.
          In general, to perfect the right to dissent, a shareholder must (i) send or deliver a notice of dissent to Citizens prior to or at the special meeting of shareholders, or vote the shareholder’s shares against the Reclassification; and (ii) within 30 days after the Approval Date (as defined below), submit a demand in writing that the Dissenting Shares be purchased for cash at fair market value, including therewith the certificates representing the Dissenting Shares, properly endorsed. The notice and demand should be sent to Lark E. Wysham, CFO, Citizens Bancorp, 275 SW Third Street, Corvallis, Oregon 97339. Once demand is made, it may be withdrawn only with the consent of Citizens or under the other conditions specified in the Oregon statutes. The “Approval Date” is the date of the special meeting at which the vote to approve the Reclassification is taken.
          Within 30 days after the Effective Date, Citizens shall make a written offer to holders of Dissenting Shares to purchase the shares for cash at a price determined by the Citizens to be the fair value of the Dissenting Shares as of the Effective Date. As mentioned above, Citizens believes the fair value of its common stock for dissenters’ rights purposes is $23.50 per share. Holders of Dissenting Shares have 30 days from the date of mailing or delivery of the written offer to accept the offer. Upon payment, holders of Dissenting Shares shall cease to have any further interest in such shares.
          If one or more holders of Dissenting Shares do not accept the offer to purchase, the value of the shares of such holders shall be determined by appraisal as set forth in ORS 60.591. The costs and expenses of the appraisal shall be apportioned in the manner set forth in ORS 60.594.
          A vote in favor of the Reclassification may constitute a waiver of dissenters’ rights with respect to shares voted in its favor. Furthermore, a vote against the Reclassification does not satisfy the requirement for a subsequent written demand for payment or other actions required by Oregon law to perfect dissenters’ rights. The written demand for payment must be in addition to and separate from any a vote against the Reclassification, whether the vote is by proxy or in person.
          The failure by a holder of Dissenting Shares to follow the provisions of Oregon law regarding the exercise and perfection of dissenters’ rights will result in a loss of all dissenters’ rights. In addition, if the parties abandon the Reclassification, the right of a dissenting shareholder to be paid the fair value of his or her shares pursuant to ORS 60.551, et seq. will cease.
FEDERAL INCOME TAX CONSEQUENCES OF THE RECLASSIFICATION
          Presented below are what Citizens views as the material federal income tax consequences of the Reclassification to: (1) shareholders (including any affiliated shareholders) who will receive Series A Preferred Stock (“Preferred Stock”) in the Reclassification, (2) shareholders (including any affiliated shareholders) who will receive cash for their shares of Citizens common stock after the Reclassification (3) shareholders (including any affiliated shareholders) who will retain shares of Citizens common stock after the Reclassification and (4) Citizens itself.

          The discussion does not address all U.S. federal income tax considerations that may be relevant to certain shareholders in light of their particular circumstances. The discussion assumes that the Citizens shareholders hold their shares of common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reclassification. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to mark-to-market; persons that hold Citizens common stock as part of a hedge, straddle or conversion transaction; persons who are considered foreign persons for U.S. federal income tax purposes; persons who acquired or acquire shares of Citizens common stock pursuant to the exercise of employee stock options or otherwise as compensation; and persons who do not hold their shares of Citizens common stock as a capital asset.
          No ruling has been or will be obtained from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Reclassification. In addition, the IRS is not obligated to follow the tax consequences as described herein and may conclude that different tax consequences apply to a shareholder with respect to the exchange of his or her stock in the Reclassification.
          ACCORDINGLY, WE RECOMMEND THAT SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RECLASSIFICATION, INCLUDING APPLICABLE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE RECLASSIFICATION IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.
Federal Income Tax Consequences to Shareholders Receiving Preferred Stock in the Reclassification
          The Reclassification will be treated as a “recapitalization,” which is considered a “tax-free” reorganization for federal income tax purposes. Accordingly, a shareholder who receives Preferred Stock in the Reclassification should not recognize any gain or loss. Further, the shareholder’s basis in the Preferred Stock should be the same as such shareholder’s basis in his or her common stock surrendered in the Reclassification and the period such shareholder is considered to have held the Preferred Stock should include the period the shareholder held his Citizens common stock surrendered in the Reclassification.
          Although the Reclassification will be treated as a “tax-free” reorganization and the exchange of Preferred Stock for common stock should not result in the recognition of gain or loss, no assurance can be given that the IRS will agree and/or will not challenge such characterization for federal income tax purposes. While ordinarily the receipt of stock, such as the Preferred Stock, in a transaction such as the Reclassification would not result in a taxable transaction for federal income tax purposes, certain types of stock, such as “nonqualified preferred stock” may not be exchanged “tax-free” in a reorganization.
          Generally, the term “nonqualified preferred stock” is “preferred stock” in which (1) the holder of such stock has the right to require the issuer to redeem or purchase the stock within 20 years of the date of issuance, (2) the issuer is required to redeem or purchase such stock within 20 years of the date of issuance, (3) the issuer has the right to redeem or purchase the stock within 20 years of the date of issuance, or (4) the dividend rate on such stock varies in whole or in part with reference to interest rates, commodity prices, or similar indices. Further, “preferred stock” means stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent.
          The Preferred Stock should not be considered to be “preferred stock” for federal income tax purposes (and therefore should not be considered “nonqualified preferred stock”) because the Preferred Stock is not limited as to dividends as compared to the common stock and is able to participate in corporate growth to the same extent as the common due to the fact that:
          (1) The amount distributed with respect to a share of the Preferred Stock in the event of a liquidation cannot be less than the amount distributed with respect to one share of Citizens common stock; and
          (2) The Preferred Stock automatically will convert on a share-for-share basis in the event of a transaction resulting in a change in control of the Company.
          Nevertheless, if the IRS were to successfully contend that the Preferred Stock should be treated as “nonqualified preferred stock” for federal income tax purposes, the receipt of the Preferred Stock would be treated the same as the receipt of cash in the Reclassification.

Federal Income Tax Consequences to Shareholders Receiving Cash in the Reclassification
          Shareholders who receive cash in the Reclassification may recognize gain, loss, or income for United States federal income tax purposes depending upon the shareholder’s particular circumstances. In general, Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a corporation’s repurchase of its shares will be treated for United States federal income tax purposes as either a sale of the shares or a distribution of property, depending principally upon the extent to which the shareholder’s relative shareholdings in the corporation are reduced by the repurchase. The determination of the reduction in relative shareholdings is made by treating a shareholder as owning not only shares actually owned by the shareholder but also any shares that are attributed to the shareholder for purposes of applying Code Section 302. Such attribution is made primarily on the basis of the relationship of the shareholder to the actual owner of the attributed shares.
          If Code Section 302 treats the repurchase as a sale of the shareholder’s Citizens shares for United States federal income tax purposes, then the shareholder will recognize gain or loss in the sale in an amount equal to the amount by which the cash received from Citizens exceeds or is less than the shareholder’s tax basis in the shares. If Code Section 302 treats the sale as a distribution by Citizens for United States federal income tax purposes, Citizens expects that the shareholder will be treated as having dividend income in the amount of the cash.
          For those shareholders who recognize either gain or loss under sale treatment as described above, the gain or loss will constitute a capital gain or loss that will be classified as long term or short term capital gain depending upon how long the shareholder has held the shareholder’s common shares prior to the sale. If the shareholder has held the shares for more than one year, the gain or loss would be long term; otherwise the gain or loss would be short term. Long term capital gain is currently subject to a lower maximum tax rate than short term capital gain or ordinary income other than dividend income. While a capital loss may generally be used to offset other capital gains, a capital loss can be used to offset only a very limited amount of ordinary income.
Federal Income Tax Consequences to Shareholders Remaining Common Stock Holders
          Affiliated and unaffiliated shareholders who remain common shareholders following the Reclassification will not recognize gain or loss as a result of the Reclassification. The Reclassification will not affect the adjusted tax basis or holding period of any shares of Citizens common stock that a shareholder continues to own after the Reclassification.
Federal Income Tax Consequences to Citizens and its Subsidiaries
          Neither Citizens nor its subsidiaries will recognize gain or loss for U.S. federal income tax purposes as a result of the Reclassification.

Federal Income Tax Consequences to Shareholders Who Exercise Dissenters’ Rights and Receive Cash
          A holder of Citizens common stock who exercises his or her right to dissent and receive cash in exchange for his or her Citizens common stock generally will recognize capital gain or loss with respect to those shares equal to the difference between the amount of cash received and his or her basis in the Citizens common stock, so long as he or she no longer holds shares of Citizens common stock after the Reclassification. Generally, such gain or loss will be long-term capital gain or loss if the shares have been held by the shareholder for more than one year or short-term capital gain if the shareholder has held the Citizens common stock for one year or less. Long-term capital gain is generally subject to federal income taxation at a maximum rate of 15%, while short-term capital gain is taxed at ordinary income tax rates of up to 35% for federal income tax purposes. If the shareholder either actually or constructively owns shares of Citizens stock after the Reclassification, the full amount of cash amount received for the shares (without reduction for any basis in the shares of stock cancelled in the Reclassification) may be taxable to the shareholder as a dividend, instead of giving rise to long-term capital gain or loss, unless the shareholder satisfies one of the tests for redemption treatment contained in Section 302 of the Code. Currently, dividend income also is subject to federal income taxation at a maximum rate of 15%. The redemption rules of Code Section 302 and the Code’s constructive ownership rules are, in part, fact specific as to a shareholder’s particular situation. Accordingly, shareholders who exercise their right to dissent and who continue to actually or constructively own shares of Citizens stock after the Reclassification should consult their tax advisers to determine whether they satisfy any of the redemption tests of Code Section 302 after application of the constructive ownership rules. Any capital loss resulting from a shareholder’s exercising his or her right to dissent and the receipt of cash may be subject to limitation as to the amount of loss that may be deducted by the shareholder.
Backup Withholding
          Non-corporate shareholders of Citizens may be subject to backup withholding at a rate of 28% on cash payments received in the Reclassification. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.
          THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE RECLASSIFICATION. THUS, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THEIR SPECIFIC TAX CONSEQUENCES OF THE RECLASSIFICATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS
Time and Place of Meeting
          We are soliciting proxies through this Proxy Statement for use at the special meeting of Citizens shareholders. The special meeting will be held on November 20, 2007, at 7:00 p.m., Pacific Standard Time, at the Citizens Bank main office in Corvallis, 275 SW Third Street, Corvallis, Oregon 97339.
Record and Mailing Dates
          The close of business on September 12, 2007 is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the Proxy Statement and the accompanying form of proxy to shareholders on or about November ___, 2007.
Number of Shares Outstanding
          As of the close of business on the record date, Citizens had 10,000,000 shares of common stock authorized, of which 4,671,425 shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.
Proposals to be Considered
          Shareholders will be asked to vote on the following proposals:
          (1) PROPOSAL 1. An amendment to our Articles of Incorporation creating a new class of capital stock to be entitled “Series A Preferred Stock” with the terms described in Appendix A to the enclosed Proxy Statement;
          (2) PROPOSAL 2. An amendment to our Articles of Incorporation providing for a stock reclassification pursuant to which shareholders holding fewer than 2,500 shares of common stock will receive one share of Series A Preferred Stock for each share of common stock held by such shareholder; shareholders with fewer than 250 shares of common stock will receive a cash payment of $23.50 per share for each share of common stock held by such shareholder;
          (3) Any other business as may properly come before the meeting or any adjournment of the meeting.
          The Amended Articles of Incorporation containing the proposed amendments described above are attached as Appendix A.
Dissenters’ Rights
          Shareholders who are to receive either preferred stock or cash in the Reclassification are entitled to dissenters’ rights in connection with Proposal 2, the amendment effecting the reclassification of a portion of our outstanding common stock. See “Dissenters’ Rights” and Appendix B.
Voting by Proxy
          If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of each of the proposed amendments to our Articles of Incorporation and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

          You can revoke your proxy at any time before it is voted by delivering to our Corporate Secretary, Lark E. Wysham, c/o Citizens Bancorp, PO Box 30, 275 Southwest Third Street, Corvallis, Oregon 97339, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.
Requirements for Shareholder Approval
          A quorum will be present at the meeting if a majority of the outstanding shares of Citizens common stock are represented in person or by valid proxy. Based on the 4,671,4257 shares outstanding as of the record date, a quorum will consist of 2,335,713 shares represented either in person or by proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.
          Approval of each of the proposed amendments to the Articles of Incorporation, as well as any other matter that may properly be brought before the meeting, requires the affirmative vote of a simple majority of the votes entitled to be cast on the proposal.
          Our directors and executive officers beneficially own approximately 782,162 shares, representing approximately 16.74% of the outstanding shares of common stock. Every director and executive officer has indicated that he intends to vote his or her shares in favor of each of the proposed amendments to the Articles of Incorporation. In addition, members of the Gene N. Thompson family, which beneficially own approximately 22.24% of our issued and outstanding shares of common stock, have indicated that they intend to vote for the Reclassification. The net aggregate number of shares held by our directors, officers and the Thompson family total 1,269,071, or 27.17% of our total issued and outstanding shares.
Abstentions
          Although abstentions do not count as votes in favor of or against a given matter, they will have the effect of negative votes because approval is based on a percentage of the votes eligible to be cast, as opposed to votes actually cast.
Broker Non-Votes
          Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. If, after the broker transmits proxy materials to the beneficial owner, no voting direction is given by the beneficial owner, the broker may vote the shares in his or her own discretion, if permitted to do so by the exchange or other organization of which the broker is a member. Brokers may not vote in their own discretion with respect to any of the proposed amendments. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote, with respect to a proposal for which the broker has no discretionary voting authority, does not count as a vote in favor of or against that particular proposal. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will have the effect of votes against the proposals presented at the special meeting.
Solicitation of Proxies
          Proxies are being solicited by our Board of Directors, and Citizens pays all costs for such solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or other means at their disposal. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation materials to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL 1: APPROVAL OF THE SERIES A PREFERRED STOCK
          Proposal 1 contains a proposed amendment to our Articles of Incorporation that would authorize 500,000 shares of Series A Preferred Stock, with the following relative rights and privileges. Proposal 1 will not be effected unless Proposal 2 is also approved. The Board recommends that you vote FOR Proposal 1.
Terms of Series A Preferred Stock to be Issued
General
          The shares of Series A Preferred Stock to be issued in the Reclassification will be fully paid and nonassessable shares of stock.
Rank
          The Series A Preferred Stock, with respect to dividend rights, ranks senior to the common stock and to all other classes and series of equity securities of the Company, other than any classes or series of equity securities that the Company subsequently issues ranking on a parity with, or senior to the Series A Preferred Stock. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the Board of Directors. The Series A Preferred Stock, as well as our common stock, is junior to indebtedness issued from time to time by the Company, including notes and debentures.
Dividends
          Holders of Series A Preferred Stock are entitled to a 7% preference in the distribution of dividends, when and if declared and paid by Citizens, so that holders of the Series A Preferred shares are entitled to receive dividends in an amount not less than 107% of that paid on common shares prior to the receipt of dividends by the holders of common stock. For example, if Citizens declared a dividend of $1.00 per share payable to the holders of its common stock, the holders of the Series A Preferred Stock would be entitled to receive a dividend of $1.07 per share before any dividends were paid to the holders of the common stock. Citizens is not required to pay any dividends on the Series A Preferred Stock unless it pays a dividend on the common stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by Citizens will not accumulate to future periods and will not represent a contingent liability of Citizens.
Voting Rights
          Unlike the common stock, the Series A Preferred Stock will not having voting rights except under very limited circumstances. Except as otherwise provided by law, holders of Series A Preferred Stock are entitled to vote with the common shareholders only upon proposals for (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets (a “Change in Control”). For those matters on which holders of Series A Preferred Stock are entitled to vote, such holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. When voting on a proposed Change in Control, the holders of Series A Preferred Stock will vote together with the holders of common stock and not as a separate class.

Conversion Rights
          The shares of Series A Preferred Stock convert automatically to shares of common stock immediately prior to the consummation of a Change in Control, with each share of Series A Preferred Stock convertible into one share of common stock, subject to antidilution adjustment as described below.
Liquidation Rights
          Holders of Series A Preferred Stock will not be entitled to a preference in the distribution of assets of Citizens in the event of any liquidation, dissolution or winding-up of Citizens, whether voluntary or involuntary. Series A Preferred Stock will be treated in the same manner as common stock under such circumstances.
Preemptive Rights
          Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of Citizens that may be issued in the future.
Antidilution Adjustments
          If the number of our outstanding shares of common stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares or stock dividend, an appropriate adjustment shall be made by the Board of Directors in the number and relative terms of the Series A Preferred Stock.
Transfer Restrictions and Company’s Purchase Rights
          Transfers that do not result in a net increase in the number of holders of record of the Series A Preferred Stock will be permitted. Upon the death of a shareholder, Citizens will have the right to repurchase all of the shares from the shareholder’s estate unless the bequests do not result in a net increase in the number of holders of record of the Series A Preferred Stock.
PROPOSAL 2: APPROVAL OF THE RECLASSIFICATION OF SHARES
          Proposal 2 contains a proposed amendment to our Articles of Incorporation, set out in proposed new Article XII, that will effect a reclassification of our capital stock through an exchange of shares of common stock for shares of Series A Preferred Stock, or for cash, as described more fully below. Proposal 2 will not be effected unless Proposal 1 is also approved. The Board recommends that you vote FOR Proposal 2.
          Proposal 2 provides for the reclassification of Citizens common stock into shares of Series A Preferred Stock. Shareholders owning fewer than 2,500 shares of Citizens common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification, which is the date on which articles of amendment containing the proposed amendments to our Articles of Incorporation are filed with the Oregon Secretary of State. Shareholders who own fewer than 250 shares of Citizens common stock will receive cash for their shares at the rate of $23.50 per share.
DETERMINATION OF SHARES “HELD OF RECORD”
          Shareholders who are the “record holders” of fewer than 2,500 shares of Citizens common stock will receive one share of Series A Preferred Stock for each share of Citizens common stock they own on the effective date of the Reclassification. Further, record holders of fewer than 250 shares of Citizens common stock will receive cash for their shares. A record holder of 2,500 or more shares will be unaffected. Because SEC rules require that we count “record holders” for purposes of determining reporting obligations, Proposal 2 is based on the number of shares held of record without regard to the ultimate control of the shares.

          A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates (individually, as a joint tenant with someone else, as trustee, and in an IRA), those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.
          As a result, a single shareholder with 2,500 or more shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold fewer than 2,500 shares. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing 2,500 or more shares, or acquire additional shares in the market prior to the effective date of the Reclassification, or place all of the shares into a “street name” account with a holder holding at least 2,500 shares.
          Further, a single shareholder with 250 or more shares held in various accounts could receive cash in the Reclassification for all of his or her shares if those accounts individually hold fewer than 250 shares. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing 250 or more shares, or acquire additional shares in the market prior to the effective date of the Reclassification, or place all of the shares into a “street name” account with a holder holding at least 250 shares.
IMPLEMENTATION AFTER THE SPECIAL MEETING
Legal Effectiveness
          On or after the date of the special meeting, provided that shareholders approve the Reclassification, we will file our Amended Articles of Incorporation with the Oregon Secretary of State and will send a Letter of Transmittal to all record holders of Citizens common stock who are entitled to receive Series A Preferred Stock and cash in the Reclassification directing them to submit their common stock certificates for exchange. The Reclassification will be effective upon the filing of the Amended Articles of Incorporation with the Oregon Secretary of State. We anticipate that this will occur in the fourth quarter of 2007, promptly after December 4, 2007. After the filing of the Amended Articles, we will file a termination statement with the SEC.
          On the effective date of the Reclassification, each shareholder who owns fewer than 2,500 shares of record immediately prior to the Reclassification will not have any rights as common stock shareholder of Citizens, and will instead have the rights of a Series A Preferred shareholder, or the right to receive cash. if the shareholder owns fewer than 250 shares.
Exchange of Stock Certificates for Series A Preferred Stock or Cash
          The Letter of Transmittal will provide the means by which shareholders will surrender their Citizens common stock certificates and obtain their Series A Preferred Stock, or to receive cash. If certificates evidencing Citizens common stock have been lost or destroyed, Citizens may, in its sole discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to Citizens in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the Board, indemnifying Citizens and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact Citizens as soon as possible. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reclassification becomes effective.
          Citizens plans to keep track of Series A Preferred Stock through a book-entry method. After the Effective Date and the surrender of stock certificates evidencing common stock, no new certificates will be sent to shareholders entitled to receive Series A Preferred Stock. Instead, preferred stock shareholders will receive an initial statement and periodic statements showing each shareholders’ holdings of Series A Preferred Stock.

          Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their common stock certificates for Series A Preferred Stock or cash in the Reclassification. Citizens will bear these costs.
          THE LETTER OF TRANSMITTAL WILL BE SENT TO SHAREHOLDERS PROMPTLY AFTER THE EFFECTIVE DATE OF THE RECLASSIFICATION. DO NOT SEND IN YOUR COMMON STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL. ASSUMING YOU SUBMIT YOUR COMMON STOCK CERTIFICATES PROMPTLY THEREAFTER, WE EXPECT THAT YOU WILL RECEIVE YOUR SERIES A PREFERRED STOCK CONFIRMATIONS OR CASH APPROXIMATELY SIX WEEKS AFTER THE EFFECTIVE DATE OF THE RECLASSIFICATION.
DISSENTERS’ RIGHTS
          The following is a summary of the rights available to a dissenter. This is a summary only, and shareholders are encouraged to review ORS 60.551, et seq., a copy of which is attached to this Proxy Statement as Appendix B.
          If a proposed corporate action creating dissenters’ rights is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action. Failure to deliver such prior notice results in a forfeiture of dissenters’ rights.
          A shareholder who perfects his or her dissenters’ rights shall receive a notice from the corporation no later than 10 days following the corporate action. The notice should be sent to Lark E. Wysham, CFO, Citizens Bancorp, 275 SW Third Street, Corvallis, Oregon 97339. The notice shall state where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited, shall inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, shall supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date, shall set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the notice is delivered; and shall be accompanied by a copy of ORS 60.551 to 60.594.
          A shareholder sent a dissenters’ notice must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice, and deposit the shareholder’s certificates in accordance with the terms of the notice.
          As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with the dissenter’s rights statute the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest. Citizens believes the fair value of its common stock for dissenters’ rights purposes is $23.50 per share. The payment must be accompanied by: (a) the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any; (b) a statement of the corporation’s estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the dissenter’s right to demand payment if the dissenter is unsatisfied with the offer, and (e) a copy of ORS 60.551 to 60.594.
          A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if: (a) the dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated; (b) the corporation fails to make payment within 60 days after the date set for demanding payment; or (c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

          If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation or the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584.
          This is a summary of the material rights of a dissenting shareholder as set forth in ORS 60.551, et seq., included as Appendix B to this Proxy Statement. If you intend to dissent from approval of Proposal 2, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.
          We have not made any provision to grant you access to any of the Company’s corporate files, except as may be required by the Oregon law, or to obtain legal counsel or appraisal services at our expense.
          Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes.
INFORMATION ABOUT THE COMPANY
General
          Citizens is an Oregon corporation and financial bank holding company formed in 1996 for the purpose of becoming the holding company of Citizens Bank. The Company is headquartered in Corvallis, Oregon. Its principal business activities are conducted through its full-service, commercial bank subsidiary, Citizens Bank. The Company has no current plan to engage in any of the financial activities permissible for a financial holding company under Gramm-Leach-Bliley Financial Services Modernization Act.
          The Company operates through a two-tiered corporate structure. At the holding company level the affairs of the Company are overseen by a Board of Directors elected by the shareholders of the Company at the annual meeting of shareholders. The business of the Bank is overseen by a Board of Directors elected by the Company, the sole owner of the Bank. As of the date of this Proxy Statement the respective members of the Board of Directors of the Company and the Board of Directors of the Bank were identical.
          Citizens Bank was chartered on October 1, 1957 by the State of Oregon as a commercial bank. Beginning with a single office in Corvallis, Citizens Bank has since expanded to an additional ten locations in the five counties of Benton, Linn, Lane, Yamhill, and Polk. Branches are located in the communities of Corvallis, Philomath, Albany, Junction City, McMinnville, Harrisburg, Dallas, Lebanon, and Springfield.
          The Company’s culture focuses on the tenets of collaborative leadership, branch autonomy, assertive business development, a positive working environment, a commitment to the community, outstanding customer service, and relationship banking. Management believes that a healthy corporate culture together with a progressive management style will result in constantly improved shareholder value. The Company’s primary goal is to improve shareholder value through increased earnings while maintaining a high level of safety and soundness. The Company is committed to independence and long-term performance strategies

          The operations of Citizens Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies including the Federal Reserve and the Federal Deposit Insurance Corporation. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.
          At August 31, 2007, the Company had total assets of $363.3 million, net loans of $280.8 million, deposits of $282.6 million, investment securities of $44.9 million and stockholders’ equity of $49.2 million.
          At August 31, 2007, the Company and Citizens Bank had a total of 130 full-time equivalent employees.
Business of Citizens Bank
          The Company’s primary market focus is to provide commercial bank services to businesses, professionals, and individuals through its wholly-owned subsidiary Citizens Bank. The Bank emphasizes the development of meaningful customer relationships and a high level of service. Its employees are well-trained banking professionals who are committed to these objectives.
          The Bank offers deposit accounts, safe-deposit boxes, consumer loans, commercial loans, agricultural loans, and commercial and residential real estate loans. Commercial loans include operating lines of credit, equipment and real estate financing, capital needs, and other traditional financing products. The Bank has a growing emphasis in financing farm operations, equipment, and property. The Bank has also emphasized loans to professionals with its professional line of credit products. The Bank’s loan portfolio has some concentrations in real estate secured loans, primarily commercial properties.
          Deposit products include regular and “package” checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA accounts. The Bank offers health savings accounts to customers with high deductible medical plans. The Bank has found this deposit product to be beneficial to the Bank and to the customer. In addition, the Bank actively markets its repurchase agreement product to corporate customers. The Bank offers a check card, check guarantee card, ATM card as well as a MasterCard and VISA card as part of its retail banking services. The Bank operates a small residential mortgage loan origination department that originates loans and sells them into the secondary market. The Bank offers extended banking hours in selected locations as well as Saturday banking. ATM machines are also available at 10 locations offering 24-hour transaction services, including cash withdrawals, deposits, account transfers, and balance inquiries. The Bank also offers its customers a 24-hour automated telephone service that offers account transfers and balance inquiries.
          The Bank offers an on-line banking product. The on-line banking product offers services to both individuals and business account customers. Business customers have a comprehensive cash management option. All online users have the availability of the “bill payment” feature. The Bank expects to continually enhance its on-line banking product while maintaining its quality “people to people” customer service. The Bank’s on-line banking can be reached at www.CitizensEBank.com.

Officers and Directors
          The following tables set forth certain information concerning members of the Board of Directors and executive officers of the Company and of Citizens Bank.
DIRECTORS

	Age on			Director	Director
	September 1,	Principal Occupation	Term	of Bank	of Company
Name	2007	During Last Five Years	Expires	Since	Since
Michael A. Butler	52	Pres., Future B Homes	2010	2005	2005
Scott A. Fewell	61	Fewel, Brewer & Coulombe, attorneys	2008	1996	1997
Jock Gibson	66	Pres., Lochmead Dairy Inc.	2009	1993	1997
Wllm. V. Humphreys, Sr.	59	Pres. & CEO, Citizens Bancorp, Citizens Bank	2010	1996	1997
Sidney A. Huwaldtt	64	Manager, Western States Ins. Co. (Ret.)	2010	2001	2001
Duane L. Sorensen	67	Wast Control Systems, Inc. (Ret.)	2008	1998	1998
Rosetta C. Venell	68	Venell Farms, Inc.; Venell Pellets, Inc ..; Mid-Valley Ag Products, Inc.	2008	1981	1997
James E. Richards	68	Fisher Implement Co. (Ret.)	2009	1988	2000
Eric C. Thompson	44	Pres., Thompson Timber Co; TTT Timber, Inc.	2009	2000	2000
OFFICERS

	Age on
	September 1,		With Bank	With Company
Name	2007	Position	Since	Since
William V. Humphreys, Sr.	59	Pres. & CEO, Citizens Bancorp, Citizens Bank	1996	1997
Lark E. Wysham	57	EVP & CFO, Citizens Bancorp, Citizens Bank.	1997	1997
Scott H.Zimbrick	52	EVP, Chief Marketing Officer, Bank	1997	—
Steve R. Terjeson	50	EVP, Chief Lending Officer, Bank	1996	—
William F. Hubel, Jr.	52	EVP, Chief Operating Officer, Bank	1998	—
          All of the persons listed and discussed above are U.S. citizens. During the past five years, none of them had been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. In addition, none of the above individuals have been convicted in any criminal proceeding during the past five years, excluding traffic violations and similar misdemeanors. Except as provided above, the address and telephone number of the employers of the directors and executive officers are the same as those of the Company.
DESCRIPTION OF CAPITAL STOCK
          The only class of presently issued and outstanding equity securities of Citizens is our common stock. The Company is authorized to issue 10,000,000 shares of common stock, no par value. Each share of our common stock has equal voting rights, preferences and privileges. As of September 12, 2007, the Company had approximately 4,671,425 shares of its common stock issued and outstanding, held by approximately 1,326 stockholders of record.
          Holders of the stock have one vote for each share held of record on all matters submitted to a shareholder vote, and are entitled to receive ratably such dividends, if any, declared by the Board out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up, holders of the stock are entitled to share pro-rata in all assets remaining after payment of liabilities. Holders of the stock have no preemptive, subscription or redemption rights and no right to convert the stock into any other securities. Holders are determined on the basis of ownership. Each entity that owns one or more shares is considered to be a holder. Holders can be individuals, partnerships, corporations, trusts, or any entity that can legally hold assets. Two or more individuals together can also be a holder, such as a husband and wife or a parent and child. A broker who holds shares for individuals or entities in “street name” is considered to be one shareholder.

          Citizens’ common stock is an equity security, and investments in it are not backed, guaranteed or insured in any way by the FDIC or any other governmental agency.
          We are proposing to authorize and issue an additional class of capital stock, entitled Series A Preferred Stock, on terms and conditions set forth elsewhere in this Proxy Statement. Holders of Series A Preferred Stock will not be entitled to vote on any matter other than (i) as otherwise required by law or (ii) upon the merger, acquisition or sale of the Company’s stock or assets, which requires the approval of the common stockholders.
Stock Offerings During Past Three Years
          The Company has not made an underwritten public offering of the Company’s common stock for cash during the past three years that was registered under the Securities Act of 1933, or exempt from registration under Regulation A (Securities Act Rule 251 through 263).
Market for Common Stock
          There is no established market for the Company’s common stock, and the stock is not listed on and does not trade on or through any exchange or quotation system. There is no expectation that an established market will develop for the Company’s common stock. As the transfer agent for the Company’s common stock, the Bank keeps an informal record of persons expressing an interest in buying or selling the Company’s common stock but does not solicit buyers or sellers. The Bank also keeps some informal records of prices paid and received for the Company’s common stock by parties which provide that information to the Bank. Neither the Company nor the Bank does or will recommend prices for the Company’s common stock.
          While Citizens’ common stock is not listed or traded on any official exchange, it has come to Citizens’ attention that is stock has been assigned the symbol “OTC:CZBC.PK” on the “pink sheets.” Citizens did not play any role in the assigning of this symbol, does not to its knowledge have any brokers or agents who make a market in its common stock, and does not intend to retain a market maker either for its common stock or for the preferred stock to be issued in the proposed Reclassification.
          There were 1,326 holders of record of the Company’s no par value common stock as of September 12, 2007, and an estimated 67 additional beneficial holders whose stock was held in street name by brokerage houses. The last transaction price of the Company’s common stock of which the Company is aware was $  per share on November ___, 2007.
          The following table sets forth certain transaction prices per share for shares of the Company’s common stock for the periods shown. This information is based solely on prices and information reported to the Bank by those persons whose transactions have come to its attention. The reported prices do not represent all transactions in the Company and the Bank can give no assurances as to the accuracy of the reported prices or the completeness of this information.

	HIGH		LOW
2003	$18.50	*	$12.49	*
2004	$18.50		$16.50
2005	$20.00		$16.00
2006	$20.00		$14.85
8 mos. ending 08/31/07	$19.90		$17.00

*	Per share information for all periods adjusted for stock splits and stock dividends.
          The following table sets forth certain transaction prices per share for shares of the Company’s common stock for the quarterly periods shown. This information is subject to the qualifications set forth above.

	HIGH	LOW
2007
First Quarter	$19.50	$17.00
Second Quarter	$18.75	$17.25
8 mos. ending 08/31/07	$17.55	$17.25

2006
First Quarter	$19.00	$17.00
Second Quarter	$17.50	$15.00
Third Quarter	$16.90	$15.00
Fourth Quarter	$20.00	$14.85

Information About Equity Compensation Plans
          Stock Bonus Plan. In 1998 Citizens implemented a Stock Bonus Plan for its employees. The objective of the Stock Bonus Plan is to enable the Citizens Bank to attract and retain experienced employees, and to provide an incentive to these individuals. Grants of stock under the Stock Bonus Plan may be made to officers and employees of the Bank who the Board believes have made, or will make an essential contribution to the Bank. Under the Stock Bonus Plan, shares are authorized for distribution to employees based on the performance of the Company over a relatively extended period of time. The Company believes that this long term incentive avoids undue emphasis on short-term performance and encourages decision-making that benefits the Company in the longer term.
          Under the Bonus Plan, 45,365 shares are authorized for distribution, which are adjusted for any stock splits, stock dividends, or other changes in Bancorp’s capitalization. As of September 12, 2007, grants for 595 shares of Bancorp common stock have been made to 68 employees of the Bank under the Bonus Plan, and 44,770 shares remained available for further grant.
          Incentive Stock Option Plan. In 1998, Citizens’ Board adopted the 1998 Incentive Stock Option Plan (“ISOP”), which was approved by the shareholders at the 1999 annual meeting. The ISOP provides for incentive and non-qualified stock options to be granted to officers and key employees of Citizens Bank. Only directors who are also employees of the Bank are eligible to receive options under the ISOP. All incentive stock options granted under the ISOP will expire no more than ten years from the date of grant. Non qualified stock options will expire at such time as fixed by the Board. All options granted must have an exercise price of not less than the fair market value of Citizens stock at the time of grant. Under the terms of the ISOP, options will be subject to a separate agreement, the terms and conditions of which will determined by the Board.
          Under the ISOP, 181,460 shares of Bancorp’s common stock are authorized for issuance, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in Bancorp’s capitalization. As of September 12, 2007, options for a total of 172,367 shares were granted under the ISOP and 9,093 shares remained available for future grant. No option grants were made under the ISOP during 2006 and in 2007 through September 12, 2007.
          The Company has no compensation plans other than the ISOP and its Stock Bonus Plan authorized to issue equity securities, and no outstanding options, warrants or rights except as described herein.
          The following table shows the status of option grants under the Plan as of September 12, 2007:
Equity Compensation Plan Information

	No. of Securities		No. of Securities
	to Be Issued on		Remaining
	Exercise of	Weighted-Average	Available for Future
	Outstanding	Exercise Price of	Issuance Under Plan
	Options	Outstanding	(Excluding Securities in
Plan Category	(a)	Options (b)	Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	121,783	$14.46	53,863 (1)

Equity Compensation Plans Not Approved by Security Holders	-0-	-0-	-0-

Total	121,783	$14.46	53,863

(1)	Includes 9,093 shares issuable under the 1998 incentive stock option plan and 44,780 shares issuable under the 1998 stock bonus plan.

Dividends
          The Company has no formal dividend policy. The amount of any dividend is determined by the Company’s board of directors and depends on the amount of profits generated and the growth objectives of the Company and the Bank, together with other factors considered by the board in its discretion. Under Oregon law certain restrictions on the payment of dividends apply. Under these restrictions, a bank or holding company may not declare or pay any dividend in an amount greater than its retained earnings. In addition, applicable bank regulatory authorities have the power to require any bank to suspend the payment of any and all dividends until the bank shall have complied with all requirements that may have been imposed by such authorities. No Oregon or federal authority has promulgated any regulations specifically limiting Citizens’ right to pay dividends. The ability of Citizens to pay dividends, or to repurchase shares, may be dependent upon our receipt of dividends from Citizens Bank, our wholly-owned subsidiary.
          An Oregon stock bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of that transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations. Also, an insured depository institution, such as Citizens Bank, is prohibited from making capital distributions, including the payment of dividends, if after making such distributions the institution would become “under capitalized” (as that term is defined in applicable laws and regulations).
          The Company must also obtain Federal Reserve approval in order to use more than 10% of its net worth to make stock repurchases during any 12 month period unless the Company (i) both before and after the redemption satisfies capital requirements for “well capitalized” state member banks; (ii) received a one or two rating in its last examination; and (iii) is not the subject of any unresolved supervisory issues.
Recent Cash and Stock Dividends
          The following sets forth, for the calendar years shown, the cash and stock dividends per share of common stock declared by the Company.

	Cash Dividend*	Stock Dividend
2003	$.46	10%
2004	$.46	—
2005	$.50	—
2006	$.52	—
2007 (as of 9/7/07	$-0-	—

*	Per share information for prior periods reflect the effect of and stock dividends.
Dividend Reinvestment Plan
          In 1997, Citizens instituted a dividend reinvestment plan (“DRIP”) which allows for 50% or 100% of the cash dividends paid by Citizens to be reinvested in shares of its common stock based upon shareholder election. Under the DRIP, 1,732,500 shares are authorized and reserved for issuance. At September 12, 2007, 541,794 shares had been issued under the DRIP.
Prior Stock Repurchases
          The Company has a stock repurchase program that was approved by the Board of Directors. Under the program, the Company may repurchase shares of its common stock up to a maximum amount and at the price established by the Board. On July 17, 2001, the Board approved the repurchase of 209,474 of the Company’s outstanding shares. On April 15, 2003, Board approved the repurchase of an additional 207,514 shares, for a total repurchase authority of 416,988 outstanding shares. Repurchases are made from time to time. The Board’s authorization has no expiration date.

          Since July 17, 2001 the Company has repurchased a total of 344,897 shares of its common stock. Under prior authorizations, as of September 12, 2007 the Company may purchase up to 73,092 shares of its common stock. Since the first authorization on July 17, 2001, the highest price paid by the Company in repurchasing its stock was $18.00 (paid in 2007), and the lowest price was $10.00 (paid in 2001).
          The following table discloses the amount of shares purchased, the range of prices paid, and the weighted average purchase price for each quarter or period during the past two years. To the extent an item is listed as “N/A” no purchases were made during that fiscal quarter.

	Total Number	Average Price
	of Shares	Paid per	Range of Prices
Period	Purchased	Share	Paid
July 1, 2005 to September 30, 2005	—	—	—
October 1, 2005 to December 31, 2005	—	—	—
January 1, 2006 to March 31, 2006	—	—	—
April 1, 2006 to June 30, 2006	85	15.00	N/A
July 1, 2006 to September 30, 2006	6,177	15.00	N/A
October 1, 2006 to December 31, 2006	15,379	16.85	15.50—18.00
January 1, 2007 to March 31, 2007	142,719	17.99	17.50—18.00
April 1, 2007 to June 30, 2007	—	—	—
July 1, 2007 to September 12, 2007	—	—	—
Recent Transactions

          Neither the Company nor any executive officer, director, affiliate or subsidiary of the Company, nor any of the Company’s or any subsidiary’s pension, profit sharing, or similar plan, has engaged in any transaction in the Company’s common stock during the sixty (60) days ending August 31, 2007.
SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND 5% SHAREHOLDERS
          Following is certain information, as of September 12, 2007, regarding all persons or groups, as defined in the Exchange Act, who held of record or who are known to the Company to own beneficially more than 5% of the Company’s common stock. Such individuals are members of the Thompson Family, consisting of former director Gene N. Thompson, his wife and their three children, Courtenay A. Thompson, Gina L. Morrow and Eric C. Thompson (who is also a current director of Bancorp) each of which are beneficial owners of over 5% of Bancorp’s common stock. The address for mailing purposes for each of the named individuals is c/o Citizens Bank, P. O. Box 30, Corvallis, Oregon 97339.

		Percentage of Class
	Amount and	Percentage	Percentage
	Nature of	of Class before	of Class after
Name and Address	Beneficial Ownership(1)	the Reclassification (2))	the Reclassification (3))
Gina L. Morrow (4)	488,040	10.45%	10.55%
P. O. Box 30 Corvallis, Oregon 97339

Courtenay A. Thompson (5)	461,155	9.87%	9.97%
P. O. Box 30 Corvallis, Oregon 97339

Eric C. Thompson (6)	522,666	11.83%	11.94%
P. O. Box 30 Corvallis, Oregon 97339

Gene N. Thompson ((6)	455,033	9.74%	9.83%
P. O. Box 30 Corvallis, Oregon 97339

Thompson Family as a Group	1.039,036	22.24_ %	22.45%

(1)	Voting and investment power is not shared unless otherwise indicated. Also, unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

(2)	Based upon a total of 4,671,435 shares of common stock outstanding at September 12, 2007. None of the above named persons will own any Series A Preferred Stock as a result of the Reclassification.

(3)	Based upon the Board’s estimate that 380,184 shares of common stock will be converted to Series A Preferred Stock, and 43,929 shares will be redeemed for cash, in connection with the Reclassification, resulting in 4,627,496 shares of common stock being outstanding after the Reclassification.

(4)	Includes 303,648 shares owned by a corporation of which Ms. Morrow and other reporting family members are directors and/or executive and shareholders, and 20,175 shares held as custodian for the benefit of minor children for which she disclaims beneficial ownership. The shares owned by the corporation are considered beneficially held by Gene N. Thompson, Eric C. Thompson and Courtenay A. Thompson.

(5)	Includes 1,870 shares held by Ms. Thompson’s spouse, 303,648 shares owned by a corporation of which Ms. Thompson and other reporting family members are directors and/or executive and shareholders, and 1,200 shares held as custodian for the benefit of minor children for which she disclaims beneficial ownership. The shares owned by the corporation are considered beneficially held by Gene N. Thompson, Eric C. Thompson and Courtenay A. Thompson.

(6)	Includes 303,648 shares owned by a corporation of which Eric C. Thompson and Gene N. Thompson, respectively, their respective spouses, and other reporting members are directors, and/or executive officers, 6,914 shares held in a family foundation in which Eric C. Thompson and Gene N. Thompson serve as directors; 18,952 and 101,847 shares, respectively, held as custodian for the benefit of minor children for which they disclaim beneficial ownership; 8,597 shares held as custodian for the benefit of minor children by Eric C. Thompson’s spouse, and 4,731 shares held by Gene N. Thompson’s spouse, which each respectively disclaim beneficial ownership. The shares owned by the corporation are considered beneficially held by Eric C. Thompson, Gene N. Thompson, Gina L. Morrow and Courtenay A. Thompson, and the shares owned by the family foundation are also considered beneficially held by Gene N. Thompson and Eric C. Thompson.
          Set forth below is certain information as of September 12, 2007 regarding beneficial ownership of the common stock by each of the members of the Board of Directors of the Company, each of whom are also the members of the board of directors of Citizens Bank, each of the named executive officers of the Company and of the Bank, and the directors and all executive officers of the Company and the Bank as a group.

		Percentage of Class(2)
	Amount and	Percentage		Percentage
	Nature of	of Class before		of Class after
Name and Address	Beneficial Ownership(1)	the Reclassification (3)		the Reclassification (4)
Jock Gibson, Director and Chairman(5)	37,156	____.80_	%	.80%
William V. Humphreys, Sr., Director, President and CEO(6)	28,345	___.61__	%	___.61__	%
Michael A. Butler, (5) Director	5,285	___.11__	%	__.11___	%
Scott A. Fewell, Director (7)	8,634	__.18__	%	___.18__	%
Sidney A. Huwaldt, Director(8)	4,930	__.11__	%	__.11__	%
James E Richards, Director (9)	28,799	___.62_	%	_.62____	%
Duane L. Sorensen, Director(10)	23,385	__.50__	%	_.50___	%
Eric C. Thompson, Director (11)	552,666	_11.83___	%	__11.94___	%
Rosetta C. Venell, Director(12)	84,278	_1.80___	%	__1.82__	%
William F. Hubel, EVP and Chief Operating Officer(13)	7,488	__.16__	%	___.16__	%

		Percentage of Class(2)
	Amount and	Percentage		Percentage
	Nature of	of Class before		of Class after
Name and Address	Beneficial Ownership(1)	the Reclassification (3)		the Reclassification (4)
Steve R. Terjeson, EVP and Chief Lending Officer(13)	6,907	.15____	%	.15____	%
Lark E. Wysham, EVP and Chief Financial Officer (13)	8,284	__.18__	%	__.18___	%
Scott M Zimbrick EVP and Chief Marketing Officer (13)	8,626	_.18___	%	__.19__	%
Directors and Executive Officers as Group (13 persons)	804,382	__17.23__	%	__17.39___	%

(1)	Voting and investment power is not shared unless otherwise indicated. Unless otherwise noted all shares are owned directly or indirectly by the named individuals, by their spouses or minor children, or by other entities controlled by the named individuals.

(2)	Based upon a the number of shares of common stock outstanding at September 12, 2007 or following the Effective Date, as applicable, plus the number of shares that such individual has the right to purchase pursuant to the options described in the footnotes below.

(3)	Based upon a total of 4,671,425 shares of common stock outstanding at September 12, 2007. None of the above named persons will own any Series A Preferred Stock as a result of the Reclassification.

(4)	Based upon the Board’s estimate that 380,184 shares of common stock will be converted to Series A Preferred Stock, and ___shares will be redeemed for cash, in connection with the Reclassification, resulting in 4,627,496 shares of common stock being outstanding after the Reclassification.

(5)	All shares held jointly with spouse.

(6)	Includes 14,234 shares held in the name of a spousal trust, over which Mr. Humphreys, Sr. has voting and investment power as a trustee, 2,861 shares held jointly with Mr. Humphrey’s spouse, and 11,250 shares subject to options that could be exercised.

(7)	Includes 3,946 shares held jointly with Mr. Fewel’s spouse and 4,688 shares held by Mr. Fewel’s spouse, as to which Mr. Fewel disclaims beneficial ownership.

(8)	All shares held in revocable living trusts over which Mr. Huwaldt has voting and investment power as a trustee.

(9)	All shares held in the name of a spousal trust, over which Mr. Richards has voting and investment power as a trustee.

(10)	All shares held in the name of a family limited partnership, over which Mr. Sorensen has voting and investment power.

(11)	Includes 303,648 shares owned by a corporation of which Mr. Thompson is an officer and shareholder; 6,914 shares held in the Thompson Foundation, for which Mr. Thompson and other Thompson family members serve as directors; 8,597 shares held by Mr. Thompson’s spouse as a custodian for a minor child; 18,952 shares held by Mr. Thompson as a custodian for minor children, of which Mr. Thompson disclaims beneficial ownership; and 14,283 shares held in an IRA.

(12)	Includes 31,671 shares held by spouse as to which Ms. Venell disclaims beneficial ownership and 5,365 shares held as a custodian for the benefit of minor grandchildren, over which Ms. Venell shares voting and investment power.

(13)	Includes shares subject to options exercisable as follows: Messrs. Hubel, Jr. 6,036 shares; Terjeson 5,729 shares; Zimbrick 5,177 shares; Ms. Wysham 5,588 shares. All shares shown for Messrs. Hubel and Terjeson are owned jointly with their respective spouses, with whom each share voting and investment power. Shares shown for Ms. Wysham include 2,547 shares held in a trust over which she shares voting and investment power, and 149 shares held in an individual retirement account for the benefit of Ms. Wysham. Shares for Mr. Zimbrick include 3,477 shares owned jointly with his spouse, with whom he shares voting and investment power.
Security Ownership of Counsel
          Bennett H. Goldstein, one of Citizens’ outside legal advisors, individually owns 1,547 shares of Citizens common stock. All such shares were acquired prior to 2001.

PAST CONTACTS, TRANSACTIONS NEGOTIATIONS AND AGREEMENTS
          During the past two years, neither the Company nor Citizens Bank has engaged in significant transactions with any of their affiliates, executive officers or directors, nor have we engaged in negotiations regarding such types of transactions. The concept of “significant transactions” includes any transaction or series of similar transactions with an aggregate value in excess of $60,000.
          There are no agreements between the Company, the Bank or the Company’s executive officers and directors and any other person with respect to any shares of our common stock, except as related to shares covered by option grants under the terms of the ISOP.
          Directors and officers of the Company and their associates are customers of and have had transactions with Citizens Bank in the ordinary course of business. All loans and commitments included in such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. Currently, no executive officer or director is indebted by any such loan to Citizens Bank. In addition, no director or executive officer has pledged shares of our common stock.

          The Company is not aware of any arrangements that may result in a change in control of the Company. Presently, neither the Company nor Citizens Bank has any plans, proposals or negotiations that relate to or would result in: (i) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (iii) any change in the present Board or the management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (iv) any other material change in the Company’s corporate structure or business.
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)
          The following tables set forth certain unaudited consolidated selected financial data for the Company and its subsidiary for the fiscal years ended December 31, 2006, 2005 and 2004 and the six month periods ended June 30, 2007 and 2006. This consolidated selected financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements as of, and for, the fiscal years ended December 31, 2006, 2005 and 2004 as well as accompanying notes, which are incorporated herein by reference to our annual report on Form 10-K for the year ended December 31, 2006, and our unaudited consolidated financial information as of, and for the six months ended, June 30, 2007 and 2006 as well as accompanying notes, which are incorporated herein by reference to our quarterly report on Form 10-Q for the six months ended June 30, 2007.

	Six Months Ended		Year Ended
	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Dollars in thousands, except per share amounts)
Financial Condition Data:
Total assets	$354,579	$334,879	$359,029	$338,900	$334,588
Investment securities	47,506	57,648	51,666	71,734	80,903
Net Loans (1)	269,695	243,607	250,152	230,547	210,951
Deposits	271,095	247,394	270,610	254,083	235,482
Borrowings	33,183	39,804	37,489	38,468	57,159
Stockholders’ equity	48,107	46,251	46,254	42,296	38,401

Operating Data:
Interest income	$11,684	$10,029	$21,544	$18,468	$15,341
Interest expense	2,961	2,168	5,088	3,017	1,667

Net interest income	8,723	7,861	16,456	15,451	13,674
Provision for loan losses	100	82	145	155	142
Noninterest income	1,215	1,192	2,475	3,886	4,428
Noninterest expense	5,529	4,971	10,386	11,154	11,199

Income before income taxes	4,309	4,000	8,400	8,028	6,761

Income tax expense	1,502	1,382	2,941	2,701	2,409
Net income	$2,807	$2,618	$5,459	$5,327	$4,352

Selected Other Data:
Basic net earnings per common share (2)	$0.59	$0.55	$1.15	$1.12	$0.94
Diluted net earnings per common share	$0.58	$0.55	$1.15	$1.11	$0.94
Dividends per common share	—	—	$0.52	$0.50	$0.46
Dividend payout ratio (3)	—	—	45.22%	44.64%	48.94%
Return on average assets	1.59%	1.56%	1.60%	1.58%	1.32%
Return on average equity	11.85%	11.71%	11.78%	12.90%	11.23%
Average equity to average assets	13.38%	13.34%	13.61%	12.26%	11.58%
Efficiency Ratio	53.52%	53.08%	53.89%	56.70%	60.88%

(1)	Net loans represents gross loans less net deferred loan fees and allowance for loan losses

(2)	Basic net earnings per common share represents total income after taxes divided by the weighted average common shares outstanding

(3)	The dividend payout ratio represents dividends per share as a percentage of basic earnings per share
SELECTED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
          The following pro forma financial information is condensed and unaudited and should be read in conjunction with our historical consolidated financial statements and accompanying notes, which are incorporated by reference into this Proxy Statement. The pro forma financial information is based on the assumptions stated in the notes to the pro forma financial statements, which should be carefully considered. The following unaudited pro forma consolidated financial information as of June 30, 2006 and for the six months ended June 30, 2007 and for the year ended December 31, 2006 gives effect to the following assumptions:
          * We have assumed that the Rule 13e-3 transaction occurred as of June 30, 2007 for purposes of the consolidated balance sheet, and as of January 1 of the indicated period for purposes of the consolidated statements of income.
          * We have assumed that a total of 380,814 shares of common stock will be exchanged for the same number of share of Series A Preferred stock.
          * We have assumed that a total of 43,929 shares of common stock will be redeemed for cash at a total cost of $1,032,000.
          * We have assumed that we will incur approximately $42,400 in costs and expenses relating to the Rule 13e-3 transaction.
          The unaudited pro forma consolidated financial information is intended for informational purposes and is not necessarily indicative of (i) what our actual financial position would have been if the Reclassification was completed as of the dates indicated or (ii) the results that may be reported by us in the future.

Citizens Bancorp
Selected Condensed Consolidated Financial Information
Dollars in Thousands (except per share data)

			Historical		Pro Forma
			Six Months		Six Months
	Historical	Historical	Ended		Ended
	December 31,	December 31,	June 30, 2007	Change	June 30, 2007
	2005	2006	(Unaudited)	(Unaudited)(1)	(Unaudited)
ASSETS
Cash	$18,518	$17,227	$14,615	$(1,074)	$13,541
Interest bearing funds in banks	166	11,709	1,817		1,817
Federal funds sold	435	9,340	662	—	662
Securities available for sale	63,863	46,204	42,026	—	42,026
Securities held to maturity	7,871	5,462	5,480	—	5,480
Loans receivable, net	230,547	250,205	269,695	—	269,695
Properties and equipment, net	7,456	8,439	9,437	—	9,437
Other assets	10,044	10,443	10,847	—	10,847

TOTAL ASSETS	$338,900	$359,029	$354,579	$(1,074)	$353,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$254,083	270,610	$271,095	$—	$271,095
Borrowings	38,468	37,489	33,183	—	33,183
Other liabilities	4,053	4,406	2,194	—	2,194

TOTAL LIABILITIES	296,604	312,505	306,472	—	306,375

STOCKHOLDERS’ EQUITY

Series A Preferred stock, no par value: no shares authorized or issued as of June, 2006 and 500,000 shares authorized and 380,814 shares issued and outstanding on a pro forma basis	—	—	—	2,276	2,276
Common stock, no par value: authorized 10,000,000 shares; issued 4,671,425 shares at June 30, 2006 and 4,246,683 shares issued and outstanding on a pro forma basis	28,938	30,027	28,731	(3,350)	25,381
Retained earnings	13,606	16,604	19,411		19,411
Accumulated other comprehensive loss	(248)	(107)	(35)	—	(35)

			Historical		Pro Forma
			Six Months		Six Months
	Historical	Historical	Ended		Ended
	December 31,	December 31,	June 30, 2007	Change	June 30, 2007
	2005	2006	(Unaudited)	(Unaudited)(1)	(Unaudited)
TOTAL STOCKHOLDERS’ EQUITY	42,296	46,524	48,107	(1,074)	47,033

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$338,900	359,029	$354,579	$(1,074)	$353,505

Book value per share	$9.06	$9.83	$10.30		$10.16

(1)	This adjustment represents the costs of the Reclassification of $42,400 plus payment of $1,032,000 to holders of fewer than 250 shares of common stock.
Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Six Months Ended June 30, 2007
(Dollars in Thousands, except per share data)

	Historical		Pro forma
	Six Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2007	Adjustments	2007
	(Unaudited)	(Unaudited)(1)	(Unaudited)
Interest income	$11,684	$	$11,684
Interest expense	2,961		2,961

Net interest income	8,723		8,723

Provision for loan losses	100		100

Net interest income after provision for loan losses	8,623		8,623

Non-interest income	1,215		1,215

Non-interest expense	5,529		5,529

Income before income taxes	4,309		4,309

Provision for income taxes	1,502		1,502

Net Income	$2,807	$	$2,807

Basic Earnings per share	$.59		$.59
Diluted earnings per share	$.58	.01	$.59

(1)	This adjustment represents an increase to diluted earnings per share as a result of the decrease in the average number of outstanding shares resulting from the redemption of 43,929 shares of common stock. Preferred stock is deemed equivalent to common stock in the calculation of earnings per share.

ADDITIONAL INFORMATION AVAILABLE ABOUT CITIZENS
          We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549.

          The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, including Citizens, who file electronically with the SEC. The address of that website is http:\\www.sec.gov.
          The Company has filed a transaction statement on Schedule 13E-3 with the SEC in connection with the transaction described in this Proxy Statement. As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.
          Symonds, Evans & Company, P.C. has been appointed by the Company’s Audit Committee as the independent certified public accountants to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2007. McGladrey & Pullen, LLP was the independent auditor of the Company’s consolidated financial statements for the fiscal year ending December 31, 2006. We do not anticipate that representatives of our outside accountants will be in attendance at the Special Meeting; however, if representatives of our outside accountants elect to attend the Special Meeting, they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions at shareholders’ requests.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The SEC allows Citizens to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document.
          Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed pursuant to Section 13 of the Exchange Act, includes financial statements and schedules. Our most recent quarterly report on Form 10-Q for the six month period ended June 30, 2007, filed pursuant to Section 13 of the Exchange Act, also includes financial statements and schedules. The Company’s 10-K was filed with the SEC on March 22, 2007, and its latest 10-Q was filed with the SEC on August 14, 2007. We undertake to deliver promptly, without charge, upon the written or oral request of any stockholder, a separate copy of our annual report on Form 10-K or its quarterly report on Form 10-Q. Requests should be submitted to Lark E. Wysham, Corporate Secretary, Citizens Bancorp, P.O. Box 30, 275 Southwest Third Street, Corvallis, Oregon 97339.
          This document incorporates by reference the documents listed below that Citizens has filed previously with the SEC. Theses documents contain important information about the Company and its financial condition.

•	Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Citizens’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

•	Citizens’ Quarterly Report on Form 10-Q for the six months ended June 30, 2007.
          We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.
SHAREHOLDER COMMUNICATIONS
          Any shareholder who wishes to send communications to the Board of Directors should mail them addressed to the intended recipient by name or position in care of: Lark E. Wysham, Corporate Secretary, Citizens Bancorp, Post Office Box 30, Corvallis, Oregon 97339. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

By Order of the Board of Directors,
/s/ Lark E. Wysham
Corporate Secretary

Corvallis, Oregon
November ___, 2007

APPENDIX A
AMENDED ARTICLES OF INCORPORATION CITIZENS BANCORP
ARTICLE I
The name of the Corporation is Citizens Bancorp.
ARTICLE II
          (1) The Corporation is authorized to issue 10,000,000 shares of Common Stock.
          (2) Holders of Common Stock are entitled to one vote per share on any matter submitted to the shareholders. On dissolution of the Corporation, after any preferential amount with respect to Preferred Stock or other share classes has been paid or set aside, the holders of Common Stock and the holders of any series of other share classes entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation.
          (3) The Board of Directors (the “Board”) is authorized, subject to limitations prescribed by the Oregon Business Corporation Act, as amended from time to time (the “Act”), and by the provisions of this Article, to provide for the issuance of other classes of shares in series, including without limitation Preferred Stock, to establish from time to time the number of shares to be included in each series, and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board with respect to each series includes, without limitation, determination of the following:
                (a) The number of shares in and the distinguishing designation of that series;
                (b) Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;
                (c) Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for the adjustment of the conversion rate in circumstances determined by the Board;
                (d) Whether shares of that series shall be redeemable and the terms and conditions of the redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;
                (e) The dividend rate, if any, on shares of that series, the manner of calculating any dividends, and the preferences of any dividends;
                (f) The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation, and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and
                (g) Any other rights, preferences and limitations of that series that are permitted by law to vary.
ARTICLE III
          (1) The Board shall supervise the business of the Corporation.
          (2) The Board shall consist of not more than twelve (12) and not less than eight (8) members. The exact number of directors at any given time shall be fixed within these limits by approval of the directors.

          (3) The Board shall be divided into three classes, none of which shall have less than two (2) members, identified as class (A), class (B), and class (C). The term of office of directors in class (A) shall expire at the first annual meeting of shareholders after their election or when their successors are qualified and elected. The term of office of directors in class (B) shall expire at the second annual meeting of shareholders after their election or when their successors are qualified and elected. The term of office of directors in class (C) shall expire at the third annual meeting of shareholders after their election or when their successors are qualified and elected. At each meeting thereafter, the number of directors equal to the number in the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting or until their successors are qualified and elected.
          (4) The shareholders of the Corporation may remove one or more directors only for cause, and only by a vote of two-thirds of the shareholders entitled to vote on the matter. If the director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director. The notice of such meeting must state that the purpose, or one of the purposes, of the meeting is the removal of the director. For the purposes of this Article, “cause” shall mean (i) any breach of a director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions of a director which are not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any distribution to a director which is unlawful under the provisions of ORS 60.367, or (iv) any transaction with the Corporation from which the director derived an improper or illegal personal benefit.
          (5) Any directorship to be filled by reason of a vacancy in the Board or a vacancy resulting from an increase in the number of directors shall be filled by the affirmative vote of a majority of all the directors remaining in office. Such vacancy shall be filled by the Board for the unexpired term of such vacancy at the first regular meeting of the Board after the vacancy occurs. Shareholders may not fill vacancies.
          (6) The directors of the Corporation may remove one or more directors with or without cause by a two-thirds vote of the directors in office at the time of the vote.
          (7) Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation, the provisions of this Article III may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter.
ARTICLE IV
          (1) Any offer, proposal or plan to (a) merge, consolidate or combine the Corporation and/or any of its subsidiaries in any way with any other corporation, entity or affiliate thereof, or to (b) sell all or substantially all of the Corporation and/or any of its subsidiaries or assets to any other corporation, entity or affiliate thereof, which offer, proposal or plan is not approved by a majority of the Board, must be approved by the affirmative vote of two-thirds of the shares of each class of stock of the Corporation entitled to vote on the proposal.
          (2) Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation, the provisions of this Article IV may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter.
ARTICLE V
          (1) No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for (i) any breach of a director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions of a director which are not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii)any distribution to a director which is unlawful under the provisions of ORS 60.367, (iv) any transaction with the Corporation from which the director derived an improper or illegal personal benefit, or (v) any act or omission for which such elimination of liability is not permitted under the Act.
          (2) No amendment to the Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission occurring prior to the effective date of the amendment.

          (3) If the Act or other Oregon law is amended to authorize the elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be so eliminated or limited to the fullest extent permitted by the Act or by Oregon law as so amended.
ARTICLE VI
          (1) The Corporation shall indemnify to the fullest extent not prohibited by the Act or other law any current or former director of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including an action, suit or proceeding by or in the right of the Corporation, by reason of the fact that such person was or is a director, employee or agent of the Corporation or any of its subsidiaries, or was or is a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation or any of its subsidiaries, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.
          (2) The Corporation shall reimburse or pay for the reasonable expenses incurred by any such current or former director in any such action, suit or proceeding in advance of the final disposition of the same if the director sets forth in writing (i) the director’s good faith belief of entitlement to indemnification under this Article, and (ii) the director’s agreement to repay all advances if it is ultimately determined that the director is not entitled to indemnification.
          (3) No amendment to this Article that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date on which notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be part of or included in any statute, bylaw, agreement, general or specific action of the Board, vote of shareholders or other document or arrangement. The Corporation may enter into written agreements of indemnification.
ARTICLE VII
          (1) Unless otherwise permitted by the Board, any business, including without limitation nominations of directors, may be properly brought before an annual shareholders meeting, or before any special meeting of shareholders, by a shareholder only upon the shareholder’s timely notice in writing to the secretary of the Corporation. To be timely, a shareholder’s written notice must be physically received at the principal executive offices of the Corporation not later than the close of business on the thirtieth (30th) calendar day before the date of the meeting.
          (2) A shareholder’s notice under this Article VII shall set forth (i) a brief description of each matter desired to be brought before the meeting and the reason for conducting such business at the meeting, (ii) the name and address of the proposing shareholder, (iii) the class and number of shares of stock of the Corporation which are beneficially owned by the proposing shareholder, (iv) any material interest of the shareholder in the business proposed, and (v) as for each person whom the shareholder proposes to nominate for election as a director (a) the name, age, business address, and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number or shares of stock, if any, of the Corporation which are beneficially owned by such person, (d) the proposed nominee’s written consent, and (e) any other information relating to such person that is required to be disclosed or is otherwise required by any applicable law.
          (3) Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation, the provisions of this Article VII may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter.

ARTICLE VIII
          The street address and the mailing address of the initial registered office of the Corporation is 275 South Third Street, Corvallis, Oregon 97333 and the name of its initial registered agent is William V. Humphreys.
ARTICLE IX
          The name and address of the incorporator is Bennett H. Goldstein, Attorney at Law, 2548 SW St. Helens Court, Portland, Oregon 97201.
ARTICLE X
          The mailing address for notices to the Corporation is P.O. Box 30, Corvallis Oregon 97339.
ARTICLE XI
          Upon the filing of these Amended Articles of Incorporation, the Corporation shall issue the following class of capital stock with the rights, preferences and limitations described below.
          (1) Series A Preferred Stock. The Corporation shall issue up to 500,000 shares of Series A Preferred Stock, no par value, with the following relative rights, preferences and designations:
          (a) Rank. The Series A Preferred Stock, with respect to dividend rights, ranks senior to the Common Stock and all of the classes and series of equity securities of the Corporation, other than any classes or series of equity securities of the Corporation subsequently issued ranking on a parity with, or senior to, the Series A Preferred Stock, as to dividend rights. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the Corporation designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Corporation, including notes and debentures.
          (b) Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined in Section (2)(j)(1)). On those matters in which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series A Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the Corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.
          (c) Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distribution of dividends, when and as declared by the Board of Directors, and shall receive out of any assets of the Corporation legally available therefore, dividends in a per share amount of at least 7% more than the dividends per share paid on the shares of Common Stock prior to the payment of any dividends to the holders of the Common Stock, with any amounts in excess of the 7% premium described above being payable at the discretion of the Board of Directors. The shares of Series A Preferred Stock shall be non-cumulative with respect to dividends, and the Corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the Corporation shall not accumulate to future periods and shall not represent a contingent liability of the Corporation.
          (d) Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, Series A Preferred Stock shall be treated in the same manner as Common Stock. Neither a Change of Control nor any purchase or redemption of stock of the Corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 1(d).

          (e) Treatment upon a Change of Control. The Series A Preferred Stock shall automatically convert into shares of the Corporation’s Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control; provided, however, that such conversion shall be conditioned upon the closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of his or her Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Series A Preferred Stock are converted into Common Stock pursuant to this Section 1(e), the shares that are converted shall be cancelled and shall not be issuable by the Corporation thereafter.
          (f) Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of any other Corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the Corporation in the number, and relative terms, of the shares of Series A Preferred Stock.
          (g) No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth under Oregon law, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the Corporation.
          (2) Transfer Restrictions. The Series A Preferred Stock (“Preferred Stock”) may not be transferred except as expressly provided herein.
          (a) Permitted Transfer. A shareholder may make a Permitted Transfer of all or any portion of his or her Preferred Stock. “Permitted Transfer” means any transfer of any Preferred Stock which does not result in a net increase in the number of holders of record of the Preferred Stock in the class of Preferred Stock transferred.
          (b) Sale of Shares. A sale of a shareholder’s Preferred Stock will be deemed a Permitted Transfer if the sale of his or her Preferred Stock does not result in a net increase in the number of holders of record of the Preferred Stock in that class.
          (c) Gift of Shares. A gift of a shareholder’s Preferred Stock, whether inter vivos or at death, will be deemed a Permitted Transfer if the gift of his or her Preferred Stock does not result in a net increase in the number of holders of record of the Preferred Stock in that class
          (d) Option to Purchase at Death of Shareholder.
                    (i) Generally. Upon the death of a shareholder, the deceased shareholder’s estate, executor, personal representative or other successor in interest (the “Shareholder’s Representative”) must sell the deceased shareholder’s shares of Preferred Stock to the Corporation, to the extent the Corporation exercises its right to acquire the deceased shareholder’s shares under this Article
                    (ii) Purchase Option.
                    (A) Upon the death of any shareholder, the Corporation may, in its sole discretion and without any obligation to do so, for a period of 15 days from the date of the Corporation’s actual knowledge of such shareholder’s death, exercise its option to purchase from the Shareholder’s Representative all of such shareholder’s shares of Preferred Stock.
                    (B) The Corporation shall not exercise this option if the bequest would constitute a Permitted Transfer.
                    (iii) Failure to Exercise. If the deceased shareholder’s shares are not purchased as contemplated above, through no fault of the Shareholder’s Representative, such Representative or any beneficiary or heir of the deceased shareholder succeeding in ownership of the shares shall remain the owner of such shares.

                    (iv) Purchase Price. The purchase price per share to be paid for any shares sold by a Shareholder’s Representative to the Corporation shall be equal to Fair Market Value Per Share. “Fair Market Value Per Share” means the price a third party would have paid for the shares as of the date of the shareholder’s death, as determined reasonably and in good faith by the Corporation’s Board of Directors. If the Shareholder’s Representative is a member of the Board of Directors of the Corporation, the Shareholder’s Representative shall not participate in the determination of the Fair Market Value Per Share.
                    (v) Appraisal Rights. If the Shareholder’s Representative does not agree with the Fair Market Value Per Share as determined by the Board of Directors, the Shareholder’s Representative and the Corporation shall engage a qualified, independent appraiser (the “Appraiser”), experienced in appraising companies similar to the Corporation, to determine the Fair Market Value Per Share. The Corporation and the Shareholder’s Representative must supply all information necessary to allow the Appraiser to perform the appraisal, and the Appraiser will be instructed to use its best efforts to complete the appraisal within 30 days. The Fair Market Value Per Share determined by the Appraiser will, absent fraud, be final and binding upon all parties to the particular transaction, free of challenge or review in any court. Upon the completion of the appraisal, the Appraiser will provide the Corporation and the other parties instituting the appraisal procedures a written determination of the Fair Market Value Per Share. All costs associated with such an appraisal will be borne equally by the Shareholder’s Representative and the Corporation.
                    (vi) Closing. Unless the parties to the transaction otherwise agree, the closing of each purchase and sale contemplated by this Section (3) must occur at the offices of the Corporation no later than 5:00 p.m. on the later to occur of: (A) the 30th day following the determination of the purchase price for the shares pursuant to this Article; (B) the 30th day following the qualification of the executor or personal representative of the estate of the deceased shareholder (if applicable under the circumstances); (C) the 30th day following the date of the qualification of a guardian for the property of the deceased shareholder (if applicable under the circumstances); or (D) the 30th day following the date upon which the Corporation timely exercises its right to purchase shares pursuant to this Article.
          (3) Definitions. As used herein with respect to the Preferred Stock, the following terms have the following meanings:
          (a) The term “Change of Control” shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the Corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding Common Stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding Common Stock of the Corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.
          (b) The term “parity stock” means any class of capital stock or series of preferred stock (including but not limited to Series A Preferred Stock) and any other class of stock of the Corporation hereafter authorized that ranks on a parity with the Series A Preferred Stock in the payment of dividends.
          (c) The term “junior stock” shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends.

ARTICLE XII
          (1) Upon the filing of these Amended Articles of Incorporation, and subject to Section (3) below, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder who is the record holder of less than 2,500 shares of such Common Stock shall, by virtue of the filing of these Amended Articles and without any action on the part of such holder, hereafter be reclassified as Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of Common Stock so reclassified, which shares of Series A Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable. Each share of Common Stock outstanding immediately prior to the filing of these Amended Articles owned by a shareholder who is the record holder of at least 2,500 shares of Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.
          (2) Upon the filing of these Amended Articles of Incorporation, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder who is the record holder of fewer than 250 shares of such Common Stock shall, by virtue of the filing of these Amended Articles and without any action on the part of such holder, hereafter be converted into the right to receive cash at the rate of $23.50 per share of common stock.
          IN WITNESS WHEREOF, the Corporation has caused these Amended Articles of Incorporation to be signed by its duly authorized officer, this ___day of November, 2007.

Chairperson

APPENDIX B
DISSENTERS’ RIGHTS STATUTES: ORS 60.551, et seq.
DISSENTERS’ RIGHTS
(Right to Dissent and Obtain Payment for Shares)
     60.551 Definitions for ORS 60.551 to 60.594. As used in ORS 60.551 to 60.594:
     (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
     (2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
     (3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.
     (4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
     (5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
     (6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
     (7) “Shareholder” means the record shareholder or the beneficial shareholder. [1987 c.52 §124; 1989 c.1040 §30]
     60.554 Right to dissent. (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate acts:
     (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;
     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
     (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
     (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
     (A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or
     (B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;
     (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or
     (f) Conversion to a noncorporate business entity pursuant to ORS 60.472.
     (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (3) Dissenters’ rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52 §125; 1989 c.1040 §31; 1993 c.403 §9; 1999 c.362 §15]
     60.557 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.
     (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:
     (a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
     (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1987 c.52 §126]
(Procedure for Exercise of Rights)
     60.561 Notice of dissenters’ rights. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.
     (2) If corporate action creating dissenters’ rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send the shareholders entitled to assert dissenters’ rights the dissenters’ notice described in ORS 60.567. [1987 c.52 §127]
     60.564 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.
     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §128]
     60.567 Dissenters’ notice. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of ORS 60.564.
     (2) The dissenters’ notice shall be sent no later than 10 days after the corporate action was taken, and shall:
     (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;
     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;
     (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and
     (e) Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 §129]
     60.571 Duty to demand payment. (1) A shareholder sent a dissenters’ notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.
     (2) The shareholder who demands payment and deposits the shareholder’s shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §130]
     60.574 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.
     (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 §131]
     60.577 Payment. (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.
     (2) The payment must be accompanied by:
     (a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;
     (b) A statement of the corporation’s estimate of the fair value of the shares;
     (c) An explanation of how the interest was calculated;
     (d) A statement of the dissenter’s right to demand payment under ORS 60.587; and
     (e) A copy of ORS 60.551 to 60.594. [1987 c.52 §132; 1987 c.579 §4]
     60.581 Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 §133]
     60.584 After-acquired shares. (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under ORS 60.587. [1987 c.52 §134]
     60.587 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:
     (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;
     (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or
     (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter’s shares. [1987 c.52 §135]
(Judicial Appraisal of Shares)

     60.591 Court action. (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation’s principal office is located, or if the principal office is not in this state, where the corporation’s registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     (5) Each dissenter made a party to the proceeding is entitled to judgment for:
     (a) The amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or
     (b) The fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 §136]
     60.594 Court costs and counsel fees. (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.
     (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:
     (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or
     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 c.52 §137]

APPENDIX C
FAIRNESS OPINION
Corporate Restructuring of
CITIZENS BANCORP
Corvallis, Oregon
October 2007
October 18, 2007
Report Dated

October 18, 2007
Board of Directors
Citizens Bancorp
Corvallis, Oregon
RE:	Fairness Opinion Relative to the Proposed Corporate Restructuring of Citizens Bancorp, Corvallis, Oregon
Directors:
          The Board of Directors of Citizens Bancorp (“Citizens” or the “Company”) retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the corporate restructuring of Citizens (the “Reclassification” or the “Transaction”) to the shareholders of Citizens who will redeem their existing shares for cash or preferred stock. The Reclassification is for the purpose of reducing the number of shareholders to below 300 (which will allow Citizens to terminate its registration with the SEC), and does not constitute a sale of Citizens. The primary asset of Citizens Bancorp is 100% of the common stock of Citizens Bank, domiciled in Corvallis, Oregon. This opinion is issued based upon financial data as of June 30, 2007 for Citizens Bank and Citizens Bancorp.
          Southard Financial is a financial valuation consulting firm specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has provided over 3,000 valuation opinions for clients in 43 states. Further, Southard Financial provides valuation services and fairness opinions for approximately 130 financial institutions annually. Southard Financial provided the Citizens Bancorp Board of Directors with valuation calculations of Citizens Bancorp as of June 30, 2007. Nevertheless, Southard Financial is independent of the parties to the Reclassification. Further, Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in Citizens Bancorp or Citizens Bank. Finally, Southard Financial and its principals have no bias or conflict that could cause a question as to their independence or objectivity. Compensation paid to Southard Financial for the opinion is in no way contingent upon the conclusion of the opinion.
Approach to Assignment
The key consideration in this fairness opinion is the fairness, to the reclassified shareholders, of the consideration to be paid in the Reclassification. Under the terms of the Reclassification, the reclassified shareholders of Citizens Bancorp (as defined in the Proxy Statement) will receive either newly issued preferred stock of Citizens or cash of $23.50 per share of common stock of Citizens. Shares of Citizens common stock are not listed or traded on any exchange. The approach to this assignment was to consider the following factors:
▪	A review of the financial performance and position of Citizens Bancorp and the value of its common stock;

▪	A review of the current and historical market prices of banks and bank holding companies in Oregon and surrounding states;

▪	A review of the investment characteristics of the common stock of Citizens Bancorp;

▪	An evaluation of the impact of the Reclassification on the expected return to the current shareholders of Citizens Bancorp; and,

▪	An evaluation of other factors as was considered necessary to render this opinion.
It is Southard Financial’s understanding that the exchange of Citizens Bancorp common stock for cash may have tax consequences.
THE PROPOSED RECLASSIFICATION
The Board of Directors of Citizens is proposing amendments to its corporate charter that would cause the Company’s smaller shareholders to exchange their common stock in Citizens for new preferred stock to be issued by Citizens or cash, depending of each shareholder’s holdings. The purpose of the Transaction is a contemplated reduction in Citizens’ shareholder base in an attempt to eliminate the Company’s SEC reporting requirements.
As part of the Reclassification, shareholders owning 2,500 or fewer shares of Citizens common stock will receive one share of Citizens Bancorp Series A Preferred Stock for each share of common stock owned, and shareholders owning less than 250 shares of Citizens common stock will receive cash for their shares at a rate of $23.50 per share. The Series A Preferred Stock will have the following characteristics:
1.	Preferred shares are entitled to a premium of 7% over dividends paid on common shares, when and if declared and paid by Citizens.

2.	Preferred shares are entitled to participate in a sale or change of control of Citizens equally with the common shares, and shall automatically convert to common shares (one-for-one) in such an event.

3.	Preferred shares have no redemption feature and preferred shareholders may not require Citizens to redeem their stock.

4.	Preferred shareholders will have the same rights as the common shareholders in the event of any liquidation or dissolution of Citizens.

5.	Preferred shareholder do not have preemptive rights to purchase any additional shares, but the preferred shares are subject to anti-dilution adjustments upon any changes to the number of common shares outstanding.

6.	A shareholder desiring to sell his/her preferred shares must sell all of his/her preferred shares at once.

7.	A shareholder desiring to sell his/her preferred shares must sell those shares to an existing common or preferred shareholder of Citizens.

8.	Upon the death of a preferred shareholder, Citizens will have the right (but not the obligation) to purchase the stock under certain circumstances.

9.	Preferred shareholders are entitled to vote only upon proposals for a business combination or change of control transaction, as defined in the Proxy.
The Reclassification will be funded with cash. It is estimated by management that no more than $1.041 million will be needed to effect the Reclassification, which implies the repurchase of no more than 44,309 shares (at $23.50 per share).

DUE DILIGENCE REVIEW PROCESS
Review of Citizens Bancorp
Southard Financial reviewed the following information pertaining to Citizens Bancorp:
1.	Consolidated Reports of Condition and Income (“Call Report”) of Citizens Bank for the period ended June 30, 2007.

2.	Uniform Bank Performance Report (“UBPR”) of Citizens Bank for the periods ended December 31, 2002-06 and June 30, 2007.

3.	Parent company only financial statements of Citizens Bancorp for the periods ended December 31, 2002-06 (FR Y-9 LP) and June 30, 2007 (FR Y-9 SP).

4.	Internal financial statements of Citizens Bank for the period ended June 30, 2007.

5.	Budgeted financial statements for 2007 of Citizens Bank.

6.	Market information on publicly traded banking companies obtained from Wilshire Associates.

7.	Market information on whole-bank transactions obtained from SNL Securities.

8.	Citizens Bancorp Proxy Statement for Special Meeting of Citizens Bancorp Stockholders to be held in October 2007 (draft).

9.	Additional pertinent information deemed necessary to render this opinion.
Southard Financial visited with the management of Citizens Bancorp via telephone. Discussions included questions regarding the current and historical financial position and performance of Citizens Bancorp, its outlook for the future, and other pertinent factors.
Reclassification Documentation
Southard Financial reviewed the Proxy Statement for the special stockholder meeting of Citizens Bancorp. Appropriate aspects of the Proxy Statement were discussed with the management and legal counsel of Citizens
Limitations of Analysis
Although discussions with management and supporting documentation give Southard Financial comfort that its due diligence efforts were appropriate, Southard Financial has not conducted a physical examination of all Citizens’ properties or facilities and has not obtained or been provided with any formal evaluation of such properties and facilities. Southard Financial has reviewed the financial information and other internal data provided, as well as other publicly available information, and while unable to verify the accuracy and completeness of such data and information, Southard Financial has judged the reasonableness thereof and made certain judgments thereto. The opinion is necessarily based upon market, economic and other considerations as they exist on, and can be evaluated as of the date of this letter. Further, Southard Financial is not expressing any opinion as to the actual value of the Citizens common stock, or the price at which shares of Citizens common stock will trade subsequent to the Reclassification.

MAJOR CONSIDERATIONS
Numerous factors were considered in the overall review of the proposed Reclassification. The review process included considerations regarding Citizens Bancorp and the proposed Transaction. The major considerations are as follows:
Citizens Bancorp
▪	Historical earnings and dividend payments;

▪	Outlook for future performance, earnings, and dividends;

▪	Economic conditions and outlook in Citizens Bank’s market;

▪	The competitive environment in Citizens Bank’s market;

▪	Comparisons with peer banks and bank holding companies;

▪	Potential risks in the loan and securities portfolios;

▪	Recent minority stock transactions in Citizens Bancorp common stock, if any; and,

▪	Other such factors as were deemed appropriate in rendering this opinion.
External Factors
▪	Current market prices for minority blocks of common stock of banks and bank holding companies in Oregon and surrounding states.
The Proposed Reclassification
▪	The terms of the Reclassification and the specific pricing of the common and preferred stock;

▪	The impact on Citizens Bancorp’s capital and liquidity positions;

▪	The market for minority blocks of Citizens Bancorp common stock;

▪	Restrictions on the transfer of Citizens Bancorp common stock and preferred stock; and,

▪	Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS
In connection with rendering its opinion, Southard Financial performed a variety of financial analyses. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgment and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Citizens Bancorp. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned greater significance than any other.
Based on the analyses performed, and the assumptions made, the proposed Reclassification will be immediately dilutive to book value per share, but will be accretive to earnings per share after the Reclassification. Further, Citizens Bank’s capital ratio (equity/assets) will remain near 8% after the Reclassification. Finally, Southard Financial prepared valuation analyses of Citizens Bancorp including and excluding the impact of the proposed Reclassification. Those analyses indicated no material impact on the value of Citizens Bancorp shares after the Reclassification.
FAIR VALUE
In this opinion, the fairness of the Reclassification is determined under the standard of “fair value”. It is Southard Financial’s understanding that fair value is the value of a pro rata share of the Company as a going concern on the date of the transaction in question, without any consideration of the impact of the transaction on the value of the Company. Fair value should consider all usual and customary approaches to value, including net asset value, investment value and market value. However, fair value is not intended to be derived from a pro forma sale of the Company.
Normally, when there is objective market data, such as where a company is publicly traded and has significant trading volume and the trading is measured over an appropriate period of time, that data provides an approximate proxy of going concern value. However, in the case of Citizens Bancorp, there is not sufficient trading volume for market prices to be relied upon.

Fairness of the Transaction to Common Shareholders Receiving Cash
Comparison with Recent Market Transactions
Based upon the stated price of $23.50 per share, the Reclassification represents the following pricing ratios:

Price/Book Value ($10.30 per share at 6/30/07)	228.2%
Price/Diluted Book Value ($10.24 per share at 6/30/07)	229.5%
Price/Earnings ($1.17 per share in 2006)	20.09	x
Price/Earnings ($1.19 per share, annualized 6/30/07)	19.74	x
Price/Budgeted Earnings ($1.25 per share in 2007)	18.80	x
The price/book ratio (228.2%, and 229.5% diluted) is above the average price/book value ratio for market transactions (Oregon banks with positive ROE and market capitalization of under $100 million) as of June 30, 2007 (205.6%). Likewise, the price/earnings ratio (20.09x 2006 earnings and 18.80x budgeted 2007 earnings) is above the average price/earnings ratio for market transactions (15.71x). On balance, the implied pricing ratios compare favorably to the observed market pricing for publicly-traded banks and bank holding companies in Oregon.
On a broader scope, the price/book ratio and the price/earnings ratio compare very favorably to the same ratios for all public banks with return on equity in excess of 10% and market capitalization less than $100 million (171% and 14.51x, respectively.
Finally, the price/book ratio is only slightly lower that the averages for whole bank transactions in the first half of 2007 (246.2%)., while the price/earnings ratio is about 25% below the price/earnings ratio for whole bank transactions (25.9x). However, a control sale of the Bank is not contemplated under the current Reclassification, and fair value does not assume a sale of the Bank.
Analysis of Liquidity
Citizens Bancorp stock is not listed on an exchange, and there is not an organized trading market for the stock. During the second quarter of 2007, a total of 4,470 shares of Citizens Bancorp stock changed hands at a weighted average price of $17.85 per share. During the first quarter of 2007, a total of 150,148 shares changed hands at a weighted average price of $17.97 per share. However, most of these shares involved just two trades in March at $18.00 per share. Other than those two trades, the stock changed hands periodically in small blocks. Thus, the ability to sell Citizens common stock is limited and the proposed Reclassification would provide liquidity for smaller minority shareholders at a price well in excess of recent trades (30-32% premium).

Discounted Cash Flow Analysis
Based upon a pro-forma discounted cash flow analysis, Southard Financial determined the value of Citizens Bancorp based upon adding (i) the present value of the estimated future dividend stream that Citizens could generate over the next five to ten year period; and, (ii) the present value of the “terminal value” of Citizens common stock at the end of the period. To determine a projected dividend stream, Southard Financial used an estimate of ongoing earnings for 2007 and assumed annual growth in earnings and assets of between 4% and 7%. The analysis was performed under the assumption that Citizens pays dividends sufficient to maintain an equity/assets ratio of 9% (a normal level). The “terminal value” of Citizens common stock at the end of the projection period was determined by applying current market multiples to projected net income, book value, and assets in the final year of the analysis. The dividend stream and terminal value were discounted to the present using discount rates between 13% and 16%, which Southard Financial viewed as the appropriate discount rate range for a company with Citizens’ risk characteristics. Using this analysis, the implied value of Citizens Bancorp was consistently at or below the proposed Transaction price.
Fairness of the Transaction to Common Stockholders Receiving Preferred Stock
Discussion of Control Issues and Voting Rights
The value of control is dependent on the ability to exercise a variety of voting rights as they are associated with the control of a corporation. There are many aspects of control, including:
•	Election of directors

•	Appointment of management

•	Purchase or sale of treasury shares

•	Declaration and payment of dividends

•	Acquisition/disposition of business assets

•	Establishing policy and strategic direction

•	Selection of acquisitions

•	Amendment of the articles of incorporation or by-laws
In the case of Citizens, it is clear that a controlling interest (the common stockholders) is sufficient to control many of the ordinary aspects of the operations of the Company. Except in those instances required by the proposed charter amendment (a change of control of Citizens), the common shareholders would have substantial operating authority. Voting rights are inseparably related to control.
According to a leading valuation expert:
There is very little empirical transaction data, and very little guidance from court decisions, that is helpful in quantifying the value of voting rights in various circumstances. For small minority interests, what little market data are available suggests that voting rights are accorded little or no value. It intuitively seems reasonable that the value of voting rights should increase to the extent that those rights become meaningful....Of course, if only a small percentage of a company’s outstanding shares are of a voting class, and they can exercise wide discretionary powers over a substantial amount of resources, the voting rights could have significant value. Since little guidance is available, the quantification of such value will have to rely on a large dose of judgment. (Pratt, Shannon P., Valuing a Business: The Analysis and Appraisal of Closely Held Companies, Dow Jones, Irwin, 1981, p. 75)

It would appear from the discussion above that control could have significant value, but that minority voting rights, in and of themselves, might have little, if any, value. Nevertheless, published research indicates that otherwise equivalent non-voting shares tend to trade at discounts of 5% to 7% of the same company’s voting class. Further, in small private entities like Citizens, those discounts can be much higher.
Other Valuation Considerations
Revenue Ruling 67-54 deals with the valuation of blocks of voting stock in relationship to the valuation of non-voting stock in a closely held corporation. Revenue Ruling 67-54 states in part:
Section 20.2031-2(f)(2) of the regulations provides, in part, that in determining the fair market value of shares of stock where prices and bona fide bid and actual prices are lacking, one of the relevant factors to be considered is the degree of control of the business represented by the block of stock to be valued. Where the block consists of the voting common stock of a corporation, a substantial portion of the entire value of the common stock is to be attributed to that block, and hence the per share value of the voting stock should be relatively larger than the per share value of the non-voting stock.
Based upon our review, it is clearly appropriate to distinguish between voting and non-voting stock based upon voting rights and other factors.
Equivalency of Shares by Class
In determining the fairness of an exchange of preferred stock for common stock, it is important to outline the relative advantages and disadvantages of each class of stock.

Advantage
Com	Pfd
—	7%	The preferred stock has a distinct dividend advantage (7%).

—	—	The common and preferred stocks have the same preference in liquidation.

—	—	The preferred stock has no preemptive rights, but is subject to anti-dilution adjustments.

—	—	The preferred stock automatically converts to common stock in a change of control.

2%	—
There is no provision for Citizens to call or redeem the preferred stock, and it has more restrictions on transfer than the common stock; therefore, the preferred shareholders may face weightier marketability issues than the common shareholders, all other things equal. Nevertheless, the preferred stock may be sold to existing shareholders.

3%	—	The preferred shareholders have no voting rights on everyday matters and therefore cannot effect changes to the Board or to the strategic direction of the Company.

2%	—	The preferred shareholders can vote on a change of control, but cannot vote on issues that lead up to, and potentially create value in, a proposed transaction.

7%	7%	Advantage: None.

The Series A preferred stock has no voting power (except in a change of control), no redemption rights, and no preemptive rights, and its transferability is limited to current common and preferred shareholders of Citizens. However, the preferred stock is similar to the common stock in most other respects (even converting to common stock in a change of control), and commands a dividend premium of 7% over the common stock. In the opinion of Southard Financial, the dividend premium is sufficient to overcome the disadvantages inherent in the preferred stock relative to the common stock.
Summary of Analyses
The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Citizens Bancorp. Throughout the due diligence process, Southard Financial relied upon all information provided by Citizens and third party sources without independent verification.

FAIRNESS OPINION
Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the purchase of Citizens Bancorp stock pursuant to the Reclassification are fair, from a financial viewpoint, to the shareholders of Citizens Bancorp who will be cashed-out in the Reclassification. Further, it is our opinion that the terms of the exchange of common shares for preferred shares pursuant to the Reclassification are fair, from a financial viewpoint, to the shareholders of Citizens Bancorp who shall receive preferred shares.
This opinion was prepared at the request of the Board of Directors and any summary of or reference to the opinion or any other reference to Southard Financial by Citizens Bancorp in connection with the Reclassification will be subject to Southard Financial’s prior review and written approval, which shall not be unreasonably withheld. The opinion will not be included in summarized form, or referred to in any manner in materials distributed to the public or potential investors of Citizens without Southard Financial’s prior written consent, which shall not be unreasonably withheld.
In accordance with recognized professional ethics, Southard Financial’s professional fees for this service are not contingent upon the opinion expressed herein. Thank you for this opportunity to be of service to Citizens Bancorp.
Sincerely yours,
SOUTHARD FINANCIAL